EXHIBIT 10.7
Execution Version

CREDIT AGREEMENT

Dated as of December 16, 2025

among

THE CHILDREN’S PLACE, INC.,
as the Lead Borrower for the Borrowers Party Hereto

The BORROWERS Party Hereto

The GUARANTORS Party Hereto

CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS,
as Administrative Agent and Collateral Agent

and

The LENDERS Party Hereto

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ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF

i

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SCHEDULES
1.01        Guarantors
1.02        Permitted Holders
1.04        New Headquarters Lease Guaranty
1.05        New Headquarters Lease Side Letter
1.06        Specified Account Debtors
2.01        Commitments and Applicable Percentages
2.03(o)        [Reserved]
5.01        Loan Parties’ Organizational Information
5.06        Litigation
5.08(b)(1)    Owned Real Estate
5.08(b)(2)    Leased Real Estate
5.09        Environmental Matters
5.10        Insurance
5.13        Subsidiaries; Other Equity Investments
5.17(a)        Intellectual Property; Licenses
5.17(b)        Franchise Agreements; Outbound Licenses
5.18        Labor Matters
5.21(a)        DDAs
5.21(b)        Credit Card Arrangements
5.24        Material Contracts
6.02        Financial and Collateral Reporting
6.13        Credit Card Notifications; Blocked Account Agreements
6.23        Post-Closing Covenants
7.01        Existing Liens
7.02        Existing Investments
7.03        Existing Indebtedness
10.02        Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Term Loan Notice
B    [Reserved]
C    Note
D    Compliance Certificate
E    Assignment and Assumption
F    Joinder Agreement
G    Borrowing Base Certificate
H    Credit Card Notification

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CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of December 16, 2025, among
THE CHILDREN’S PLACE, INC., a Delaware corporation, for itself and as agent (in such capacity, the “Lead Borrower”) for the other Borrowers now or hereafter party hereto;
the BORROWERS now or hereafter party hereto;
the GUARANTORS now or hereafter party hereto;
each lender from time to time party hereto (individually, a “Lender” and, collectively, the “Lenders”); and
CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS, a Delaware limited liability company, as Administrative Agent and Collateral Agent.
W I T N E S S E T H:
WHEREAS, the Borrowers have requested that the Lenders provide a term loan facility, and the Lenders have indicated their willingness to advance the Term Loan (as defined below) to the Borrowers, in each case on the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Agent” means (a) Wells Fargo, its capacity as agent for the ABL Lenders under the ABL Credit Agreement, (b) any successor to Wells Fargo, by assignment or otherwise, and (c) any other party that may become agent or trustee under the ABL Credit Agreement in connection with a refinancing, renewal or replacement thereof.
“ABL Aggregate Borrowing Base” means the “Aggregate Revolving Borrowing Base” as such term is defined in the ABL Credit Agreement.
“ABL Aggregate Commitments” means the “Aggregate Revolving Commitments” as such term is defined in the ABL Credit Agreement.
“ABL Availability Reserves” means the “Availability Reserves” as such term is defined in the ABL Credit Agreement.
“ABL Borrowing Base” means the “Borrowing Base” as such term is defined in the ABL Credit Agreement.

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“ABL Canadian Borrowing Base” means the “Canadian Revolving Borrowing Base” as such term is defined in the ABL Credit Agreement.
“ABL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 9, 2019, by and among the Borrowers, the Guarantors, the ABL Lenders, and the ABL Agent, as amended pursuant to that certain First Amendment to Amended and Restated Credit Agreement, dated as of April 24, 2020, as further amended pursuant to that certain Second Amendment to Amended and Restated Credit Agreement, dated as of October 5, 2020, as further amended pursuant to that certain Third Amendment to Amended and Restated Credit Agreement, dated as of April 23, 2021, as further amended pursuant to that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of April November 15, 2021, as further amended pursuant to that certain Fifth Amendment to Amended and Restated Credit Agreement, dated as of June 5, 2023, as further amended pursuant to that certain Sixth Amendment to Amended and Restated Credit Agreement, dated as of October 24, 2023, as further amended pursuant to that certain Seventh Amendment to Amended and Restated Credit Agreement, dated as of April 16, 2024 and as further amended pursuant to that certain Eighth Amendment to Amended and Restated Credit Agreement, dated as of the Closing Date (the “ABL Eighth Amendment”), and as may be further amended, amended and restated, supplemented, extended or otherwise modified from time to time in accordance with the provisions hereof and of the Intercreditor Agreement, and any replacement credit agreement entered into pursuant to any Permitted Refinancing Indebtedness (subject to the Intercreditor Agreement) in respect thereof.
“ABL Excess Availability” means “Excess Availability” as such term is defined in the ABL Credit Agreement.
“ABL Lenders” means the “Lenders” (or any analogous term) as such term is defined in the ABL Credit Agreement.
“ABL Liens” means the Liens granted to the ABL Agent pursuant to the ABL Loan Documents to secure the ABL Obligations permitted under clause (i) of the definition of “Permitted Indebtedness”, which Liens shall at all times be subject to the terms and conditions (including the Lien priorities) set forth in the Intercreditor Agreement.
“ABL Loan Documents” means the “Loan Documents” as such term is defined in the ABL Credit Agreement.
“ABL Obligations” means the “Obligations” as such term is defined in the ABL Credit Agreement.
“ABL Priority Collateral” has the meaning given to such term in the Intercreditor Agreement.
“ABL Revolving Loans” means the “Loans” as such term is defined in the ABL Credit Agreement.
“ABL Total Outstandings” means the “Total Revolving Outstandings” as such term is defined in the ABL Credit Agreement.
“ABL U.S. Borrowing Base” means the “U.S. Revolving Borrowing Base” as such term is defined in the ABL Credit Agreement.
“Accommodation Payment” shall have the meaning provided in Section 10.20(d).

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“Account” means “accounts” as defined in the UCC or the PPSA, as applicable, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.
“ACH” means automated clearing house transfers.
“Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) a purchase or other acquisition of a material portion of the assets or properties of another Person, (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, (e) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of a material portion of the assets of any Person, or (f) any acquisition by such Person of any group of Store locations comprising more than five percent (5%) of the number of Stores operated by the acquiring Person as of the date of such acquisition, in each case acquired in any transaction or group of transactions which are part of a common plan.
“Adjustment Date” means the first day of each Fiscal Quarter; commencing February 1, 2026.
“Administrative Agent” means SLR, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding ten percent (10%) or more of any class of the Equity Interests of that Person or (iv) any other Person ten percent (10%) or more of any class of whose Equity Interests is held directly or indirectly by that Person.
“Agent(s)” means, individually, the Administrative Agent or the Collateral Agent and, collectively, means both of them.
“Aggregate Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) the Canadian Borrowing Base and (b) the U.S. Borrowing Base.

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“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 10.27.
“Alabama Property” means the land, together with the buildings, structures, parking areas, and other improvements thereon, owned by Services Company and located at 1377 Airport Road, Fort Payne, Alabama.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to Canadian AML Legislation.
“Applicable Margin” means:
(a)    from and after the Closing Date until June 16, 2026, the percentages set forth in Level I of the pricing grid below, and; and
(b)     from and after June 17, 2026 and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Consolidated Fixed Charge Coverage Ratio for each trailing twelve month period ending on the last day of each Fiscal Quarter ended immediately preceding such Adjustment Date for which financial statements have been delivered;

Level	Consolidated Fixed Charge Coverage Ratio	SOFR Margin for Term Loan	Base Rate Margin for Term Loan
I	≥ 1.10 to 1.00	5.25%	4.25%
II	< 1.10 to 1.00	6.25%	5.25%

provided that, if any of the financial statements delivered pursuant to Section 6.01 of this Agreement or any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit, but excluding revisions resulting from (i) normal year-end audit adjustments and changes in GAAP or its application to the financial statements delivered pursuant to Section 6.01 of this Agreement or (ii) any other cause other than the correction of an error, omission or misrepresentation of the Loan Parties), or if the information set forth in any such financial statements or any such Borrowing Base Certificate, otherwise proves to be false or incorrect when delivered such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default

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arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand. In the event that the Consolidated Fixed Charge Coverage Ratio as of any Fiscal Quarter used for the determination of the Applicable Margin was greater than the actual amount of the Consolidated Fixed Charge Coverage Ratio (as determined in good faith by the Administrative Agent), the Applicable Margin for such prior Fiscal Quarter shall be promptly recalculated to the applicable percentage based on such actual Consolidated Fixed Charge Coverage Ratio and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the Loan Account of the Borrowers.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of such Lender’s Commitment or the Total Outstandings at such time, subject to adjustment as provided in Section 10.06. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other instrument pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Premium Trigger Event” means (i) any prepayment by any Loan Party of all, or any part, of the Total Outstandings for any reason (including, but not limited to, any voluntary prepayment pursuant to Section 2.05 or mandatory prepayment pursuant to Section 2.06, any distribution in respect of the Term Loan during any Insolvency Proceeding, and any refinancing thereof), whether in whole or in part, and whether before or after (x) the occurrence of an Event of Default, or (y) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations; (ii) the acceleration of the Obligations in accordance with the terms hereof, including, but not limited to, acceleration in accordance with Section 8.02, including as a result of an Event of Default arising under Section 8.01(g); (iii) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or (iv) the termination of this Agreement in accordance with the terms hereof or in accordance with applicable law (including, without limitation, as a result of, or during the pendency of, an Insolvency Proceeding). For purposes of the definition of the term Early Termination Fee, if an Applicable Premium Trigger Event occurs under clause (ii), (iii) or (iv) above, the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Applicable Premium Trigger Event occurs.
“Appraised Value” means with respect to Eligible Intellectual Property, the appraised forced liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value, shall be determined from time to time by reference to the most recent reasonably acceptable appraisal received by the Administrative Agent conducted by an independent appraiser that is retained by the Administrative Agent in its reasonable discretion, or if such Eligible Intellectual Property was not included in such appraisal, by reference to the appraisal received by the Administrative Agent under clause (e) of the definition of Eligible Intellectual Property.
“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to (x) prior to the Discharge of the ABL Obligations, the ABL Agent and (y) thereafter, the Administrative Agent, in its discretion, (b) has received timely payment or performance of all obligations owed to it by the Loan Parties, (c) has not asserted and has no right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d), if so requested by (x) prior to the Discharge of the ABL Obligations, the ABL Agent and (y) thereafter the Administrative Agent, has entered into and is in full compliance with the terms of a Foreign Vendor Agreement.

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“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate or branch of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended February 1, 2025, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.
“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its reasonable discretion as being appropriate, including, without limitation: (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default may occur or has occurred and is continuing (provided that, in the case of this clause (d) only, the reserve shall be reasonably related to the event giving rise (or which may give rise) to such Default or Event of Default; provided that “Availability Reserves” shall be without duplication of any ABL Availability Reserves. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) such reserves as the Administrative Agent from time to time determines in its reasonable discretion as being appropriate based on: (i) rent at locations where Term Priority Collateral is located; (ii) customs duties and other costs to release Inventory which is being imported into the United States or Canada and amounts due to vendors on account of such Inventory; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Collateral Agent in the Term Priority Collateral; (iv) salaries, wages and benefits due to employees of any Borrower which may have priority over the interests of the Collateral Agent in the Term Priority Collateral; (v) Customer Credit Liabilities; (vi) reserves for reasonably anticipated changes in the NOLV of Eligible Inventory between appraisals; (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Intellectual Property between appraisals; (viii) reserves for reasonably anticipated changes in the Liquidation Value of Eligible Real Estate between appraisals; (ix) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over, or be pari passu with, the interests of the Collateral Agent in the Term Priority Collateral; (x) Intellectual Property Reserves, (xi) the Receivables Reserve and (xii) Canadian Priority Payables Reserves.

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate in effect on such day plus ½%, (ii) Term SOFR for a one (1) month tenor in effect on such day, plus 1%, provided that this clause (ii) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, (iii) the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo Bank’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank may designate, and (iv) the Floor.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars, and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars or Canadian Dollars, as applicable.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the Bank of Canada (or a committee officially endorsed or convened by the Bank of Canada), an insolvency official with jurisdiction

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over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance.
For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Blocked Account” means each DDA of the Loan Parties (other than Excluded Accounts).
“Blocked Account Agreement” has the meaning provided in Section 6.13(a)(ii).
“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more Blocked Accounts are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

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“Borrower Intellectual Property” means Material Intellectual Property exclusively owned by a Borrower.
“Borrowers” means, collectively, the U.S. Borrowers and the Canadian Borrowers, and “Borrower” means any one such Person individually as the context requires.
“Borrowing” means the borrowing of the Term Loan made by each of the Lenders pursuant to Section 2.01 to the Borrowers on the Closing Date.
“Borrowing Base” means the Canadian Borrowing Base and/or the U.S. Borrowing Base as the context requires.
“Borrowing Base Certificate” has the meaning specified in Section 6.02(c).
“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Business Plan” has the meaning specified in Section 6.01(d).
“Cares Act Tax Refund” means the aggregate amount of refund claims of one or more Loan Parties payable by the IRS, arising from such Loan Parties’ net operating loss carryback refund pursuant to the Coronavirus Aid, Relief, and Economic Security Act.
“Canadian AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, and any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws in effect in Canada from time to time, including any regulations, guidelines or orders thereunder.
“Canadian Borrowers” means, collectively, Children’s Place Canada and each other Canadian Subsidiary who shall from time to time enter into a Joinder Agreement as a Canadian Borrower.
“Canadian Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of the Canadian Borrowers’ Eligible Credit Card Receivables multiplied by twelve and one-half percent (12.5%); provided that in no event shall the sum of (i) the amount available to be borrowed pursuant to this clause (a) plus (ii) the amount available to be borrowed pursuant to clause (a) of the ABL Canadian Borrowing Base (or any other analogous provision related to “Eligible Credit Card Receivables” as defined in the ABL Credit Agreement) exceed one hundred and two and one-half percent (102.5%) of Eligible Credit Card Receivables;
plus
(b)    the face amount of the Canadian Borrowers’ Eligible Trade Receivables (net of Receivables Reserves applicable thereto) multiplied by twelve and one-half percent (12.5%); provided that in no event shall the sum of (i) the amount available to be borrowed pursuant to this clause (b) plus (ii) the amount available to be borrowed pursuant to clause (b) of the ABL Canadian Borrowing Base (or any other analogous provision related to “Eligible Trade Receivables” as defined in the ABL Credit Agreement) exceed one hundred and two and one-half percent (102.5%) of Eligible Trade Receivables;

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plus
(c)    the Cost of the Canadian Borrowers’ Eligible Inventory, net of Inventory Reserves (net of Inventory Reserves applicable thereto) multiplied by twelve and one-half percent (12.5%) of the NOLV of such Eligible Inventory; provided that in no event shall the sum of (i) the amount available to be borrowed pursuant to this clause (c) plus (ii) the amount available to be borrowed pursuant to clause (c) of the ABL Canadian Borrowing Base (or any other analogous provision related to “Eligible Inventory” as defined in the ABL Credit Agreement) exceed one hundred and two and one-half percent (102.5%) of Eligible Inventory;
plus
(d)    the Cost of the Canadian Borrowers’ Eligible In-Transit Inventory (net of Inventory Reserves applicable thereto), multiplied by twelve and one-half percent (12.5%) of the NOLV of Eligible In-Transit Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (d) and clause (d) of the U.S. Borrowing Base exceed ten percent (10%) of the lesser of the (ii) Aggregate Borrowing Base (without giving effect to this clause (d) and clause (d) of the U.S. Borrowing Base) and (ii) Total Outstandings;
plus
(e)    [reserved];
minus
(f)    the then amount of all Availability Reserves in respect of the Canadian Loan Parties.
“Canadian Defined Benefit Plan” means  any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Dollars” and “CAD$” mean lawful money of Canada.
“Canadian Guarantors” means, collectively, (i) TCP Investment Canada I Corp., TCP Investment Canada II Corp. and each other Canadian Subsidiary who shall from time to time enter into a Joinder Agreement as a Canadian Guarantor, and (ii) each Canadian Borrower, in its capacity as guarantor in respect of the Obligations of the other Loan Parties.
“Canadian Guaranty” means the Canadian Guarantee dated as of the Closing Date made by the Canadian Loan Parties in favor of the Administrative Agent and the other Credit Parties.
“Canadian Loan Party” means Canadian Borrowers, Canadian Guarantors and any other Loan Party that is a Canadian Subsidiary.
“Canadian Pension Event” means (a) the termination or partial termination of a Canadian Defined Benefit Plan or the filing of a notice of interest to terminate in whole or in part a Canadian Defined Benefit Plan, or (b) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator appointed to administer a Canadian Defined Benefit Plan, or (c) any other event or condition or declaration or application which might constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole

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or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.
“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial laws which is maintained or contributed to by, or to which there is an obligation to contribute by, any Loan Party in respect of any Person’s employment in Canada with such Loan Party, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively, or any similar plan maintained by any other province.
“Canadian Priority Payables Reserve” means reserves for: (a) amounts owing or in respect of which any Loan Party has an obligation to remit to a Governmental Authority of Canada or other Person in Canada pursuant to any applicable law, rule or regulation, with respect to (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) workers’ compensation or employment insurance; (iii) wages, salaries, commissions and vacation pay as provided for under the Wage Earners Protection Program Act (Canada); and (iv) other like charges and demands; in each case in this paragraph (a), to the extent that any Governmental Authority of Canada or other Person in Canada may claim a lien, security interest, hypothec, trust or other claim or other Lien ranking or which would reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted in the Loan Documents; and (b) the aggregate amount of any other liabilities of any Loan Party (i) in respect of which a trust or deemed trust has been imposed or may reasonably be likely to be imposed on any Collateral in Canada to provide for payment, (ii) in respect of rights or claims of suppliers under section 81.1 of the Bankruptcy and Insolvency Act (Canada); (iii) in respect of pension fund obligations, including in respect of unpaid or unremitted pension plan contributions, amounts representing any unfunded liability, solvency deficiency or wind-up deficiency whether or not due with respect to a Canadian Pension Plan (including “normal cost”, “special payments” and any other payments in respect of any funding deficiency or shortfall), (iv) which are secured by a lien, security interest, pledge, charge, right or claim on any Collateral (other than Permitted Encumbrances that do not have priority over the Collateral Agent’s Liens), or (v) in respect of directors and officers, debtor-in possession financing, administrative charges, critical supplier charges or shareholder charges; in each case in this paragraph (b), pursuant to any applicable law, rule or regulation in Canada and which such lien, trust, security interest, hypothec, pledge, charge, right, claim or other Lien ranks or in the reasonable discretion of the Administrative Agent, could reasonably be expected to rank in priority to or pari passu with one or more of the Liens granted in the Loan Documents.
“Canadian Security Agreement” means the Canadian Security Agreement dated as of the Closing Date among the Canadian Loan Parties and the Collateral Agent.
“Canadian Subsidiary” means any Subsidiary of any Loan Party, which Subsidiary is organized under the laws of Canada or any province or territory thereof.
“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

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“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Dominion Event” means, at any time, either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain ABL Excess Availability of at least the greater of (i) 12.5% of the Global Line Cap and (ii) $50,000,000 for two (2) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default has not been waived by the Required Lenders, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to maintain ABL Excess Availability as required hereunder, until ABL Excess Availability has exceeded the greater of (x) 12.5% of the Global Line Cap and (y) $50,000,000, in either case for a period of sixty (60) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.
“Cash Equivalents” means Permitted Investments of the type described in clauses (a) through (e) of the definition of such term.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) any new, or adjustment to, requirements prescribed by the FRB for “Eurocurrency Liabilities” (as defined in Regulation D of the FRB), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by any Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate or Term SOFR or (d) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:

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(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders or a “person” or “group” Controlled by one of the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right);
(b)    the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than (i) Liens in favor of the Collateral Agent and (ii) ABL Liens), except where such failure is as a result of a transaction permitted by the Loan Documents;
(c)    the board of directors or other equivalent governing body of the Lead Borrower ceases to be composed of at least two (2) “Independent Directors” as defined under the Rule 5605(a)(2) of the Nasdaq Listing Rules (as in effect on the Closing Date); or
(d)    any “change of control” or similar event as defined in the ABL Credit Agreement.
“Children’s Place Canada” means The Children’s Place (Canada), LP, an Ontario limited partnership.
“CIPO” means the Canadian Intellectual Property Office.
“Closing Date” means December 16, 2025.
“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.
“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent.
“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent (it being agreed that, prior to the Discharge of ABL Obligations, the form agreed by the ABL Agent shall be deemed to be reasonably acceptable to the Administrative Agent so long as the Collateral Agent is a party thereto and such agreement provides for substantially the same rights in favor of the Collateral Agent as provided to the ABL Agent, subject to the Intercreditor Agreement) executed by (a) a bailee or other Person in possession of Collateral, or (b) a landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with reasonable access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to sell and dispose of the Collateral from such Real

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Estate, and (v) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.
“Collateral Agent” means SLR, acting in such capacity for its own benefit and the ratable benefit of the other Credit Parties.
“Combined Total Outstandings” means, as of any date of determination, the sum of (i) ABL Total Outstandings plus (ii) the Total Outstandings hereunder.
“Commitments” means, as to each Lender, its obligation to make its pro rata portion of the Term Loan to the Borrower pursuant to Section 2.01 on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01. As of the Closing Date, the total Commitments of all Lenders is $100,000,000.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D (or in such other form as is acceptable to the Administrative Agent in writing).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of ten (10) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.
“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.
“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Lead Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus

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(a)     the sum of the following to the extent deducted in calculating such Consolidated Net Income:
(i)     Consolidated Interest Charges,
(ii)     the provision for federal, state, provincial, local and foreign income Taxes,
(iii)     depreciation and amortization expense,
(iv)     non-cash stock-based compensation expense,
(v)    any fees, expenses, premiums and other charges related to the negotiation, administration and execution of this Agreement and the ABL Credit Agreement; provided, that the aggregate amount added to Consolidated EBITDA under this clause (v) shall not exceed $2,000,000,
(vi)    [reserved],
(vii)    any non-cash losses or expenses that are extraordinary, unusual or non-recurring (including losses on sales of Inventory, equipment or businesses, in each case to the extent constituting Permitted Dispositions),
(viii)     [reserved],
(ix)    net unrealized losses incurred in connection with the implementation of any hedge agreements that are incurred in the ordinary course of business for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Lead Borrower’s and its Subsidiaries’ operations and not for speculative purposes,
(x)    [reserved], and
(xi)     other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such Measurement Period or any future Measurement Period, in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period, and as determined on a Consolidated basis in accordance with GAAP (as applicable), minus
(b)     the sum of the following, to the extent included in calculating such Consolidated Net Income:
(i)     federal, state, provincial, local and foreign income tax credits, and
(ii)     all non-cash income increasing Consolidated Net Income,
in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period, and as determined on a Consolidated basis in accordance with GAAP (as applicable).

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“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA minus (ii) Capital Expenditures, minus (iii) the aggregate amount of federal, state, provincial, local and foreign income Taxes paid in cash to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments made in cash, in each case, of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Group” means the Lead Borrower and its Subsidiaries which are Consolidated for financial reporting purposes in accordance with GAAP.
“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, and (b) the portion of Capital Lease Obligations with respect to such period that is treated as interest in accordance with GAAP, in each case of or by the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, as of any date of determination, the net income of the Lead Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) any income (or loss) included in the Consolidated net income of the Lead Borrower during such Measurement Period in which any other Person has a joint interest, except to the extent actually paid in cash to the Lead Borrower or any of its Subsidiaries during such period, (c) with respect to any Person which was not a member of the Consolidated Group throughout such Measurement Period, the income (or loss) of such Person accrued prior to the date it became a member of the Consolidated Group, and (d) the income of any Subsidiary of the Lead Borrower during such Measurement Period to the extent that such Subsidiary is prohibited by its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary from making a Restricted Payment in cash during such Measurement Period, except that the Lead Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.
“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cost” means the calculated cost of purchases, based upon the Borrowers’ accounting practices in effect on the Closing Date (as such accounting practices may change or be modified from time to time in accordance with GAAP), as determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

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“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 10.28.
“Credit Card Issuer” shall mean any Person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by (x) prior to the Discharge of ABL Obligations, the ABL Agent, and (y) thereafter, the Administrative Agent.
“Credit Card Notifications” has the meaning provided in Section 6.13(a)(i).
“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Receivables” means each “payment intangible” (as defined in the UCC or an “intangible” or “account” as defined in the PPSA, as applicable) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business. For the avoidance of doubt, Credit Card Receivables shall not include any Franchise Receivables.
“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates and branches, (ii) each Agent, (iii) [reserved], (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) one primary counsel for the Agents and one local counsel in each applicable jurisdiction, (B) outside consultants for the Agents, (C) appraisers, (D) commercial finance examinations, (E) photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees and publication, (F) the Administrative Agent’s customary fees and charges imposed or incurred in

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connection with any background checks or OFAC/PEP or Canadian AML Legislation searches related to any Loan Party or its Subsidiaries, and (G) all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral (including, without limitation, in connection with, during the continuation of an Event of Default, gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated), or (D) any workout, restructuring or negotiations in respect of any Obligations, (iii) all customary fees and charges (as adjusted from time to time) of the Agents with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (iv) customary charges imposed or incurred by the Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party; (b) [reserved] and (c) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agents or any Affiliate or branch of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one primary counsel and one local counsel in each applicable jurisdiction (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel), one outside consultant and one financial advisor, in each case representing or advising all such Credit Parties.
“Customer Credit Liabilities” means, at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Loan Parties.
“Customs Broker Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent (it being agreed that, prior to the Discharge of ABL Obligations, the form agreed by the ABL Agent shall be deemed to be reasonably acceptable to the Collateral Agent so long as the Collateral Agent is a party thereto and such agreement provides for substantially the same rights in favor of the Collateral Agent as provided to the ABL Agent, subject to the Intercreditor Agreement), among a Loan Party, a customs broker, freight forwarder or other carrier, and the Collateral Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the subject Inventory and the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the Collateral Agent (subject to the Intercreditor Agreement).
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.
“Debt Service Charges” means, for any Measurement Period, the sum of (a) Consolidated Interest Charges paid in cash for such Measurement Period, plus (b) principal payments made or required to be made on account of Indebtedness (excluding the ABL Obligations, but including, without limitation, the Obligations, the permitted voluntary prepayments under the Second Mithaq Subordinated Note and the Capital Lease Obligations) for such Measurement Period, in each case of or by the Lead Borrower and its

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Subsidiaries for such Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the restructuring provisions of applicable Canadian corporate statutes, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning specified in Section 2.06(h).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to two percent (2%) per annum in excess of the rate then applicable to such Obligation.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Discharge of ABL Obligations” has the meaning given to such term in the Intercreditor Agreement.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition (whether in one transaction or in a series of transactions)) of all or substantially all of its assets to or in favor of any Person of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and including in any case, any such transaction by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Term Loan matures; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding

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sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Dollars” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Early Termination Fee” has the meaning set forth in the Fee Letter.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Credit Party or any of its Affiliates or branches; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person); provided, however, that each Eligible Assignee described in clauses (a) through (e), above, shall be reasonably acceptable to, and subject to the approval of, the Administrative Agent and the Lead Borrower (each such approval not to be unreasonably withheld or delayed) to the extent provided in Section 10.06(b) of this Agreement; provided further that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or a natural person.
“Eligible Credit Card Receivables” means “Eligible Credit Card Receivables” as defined under the ABL Credit Agreement; provided, that subject to Section 6.23, in order for any Credit Card Receivable to constitute an Eligible Credit Card Receivable, it must be subject to the duly perfected lien having the priority contemplated by the Intercreditor Agreement in favor of the Administrative Agent under applicable law.
“Eligible Intellectual Property” means Borrower Intellectual Property determined by the Administrative Agent in its reasonable discretion, to be eligible for inclusion in the calculation of the

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Borrowing Base. Without limiting the foregoing, no Borrower Intellectual Property shall be Eligible Intellectual Property unless:
(a)such Borrower has good and valid title to such Borrower Intellectual Property;
(b)such Borrower is in compliance with the representations, warranties and covenants set forth in this Agreement and the other Loan Documents relating to such Borrower Intellectual Property and such Borrower Intellectual Property conforms with the covenants or representation and warranties in the Loan Documents;
(c)such Borrower Intellectual Property is in existence or registered in the United States or Canada;
(d)if such Borrower Intellectual Property is registered, then such Borrower Intellectual Property shall be validly registered with the PTO, the USCO or CIPO, as applicable, such other equivalent Canadian filing or registration office, in each case as reasonably required by the Administrative Agent;
(e)Administrative Agent shall have received evidence that all actions that the Administrative Agent may reasonably deem necessary in its discretion in order to create a valid, perfected and enforceable first-priority Lien on such Borrower Intellectual Property under applicable law in favor of the Administrative Agent (including, without limitation, filings at the PTO, the USCO or CIPO, as applicable, such other equivalent Canadian filing or registration office, as applicable, in each case as required by the Administrative Agent) have been taken, and such Borrower Intellectual Property shall not be subject to any other Liens (other than Permitted Borrowing Base Encumbrances); and
(f)with respect to the Borrower Intellectual Property which was not included in the most-recent reasonably acceptable appraisal received by the Administrative Agent under this Agreement or over which the Administrative Agent has not completed its legal and business due diligence in its discretion, the Administrative Agent (i) shall have received an appraisal of such Borrower Intellectual Property in form and substance, and from appraisers, acceptable to the Administrative Agent in its reasonable discretion and (ii) shall have completed such legal and business due diligence that is required in Administrative Agent’s discretion, and with the results of such due diligence satisfactory to the Administrative Agent in its discretion; provided, however, that any such appraisals or legal or business due diligence shall be at the expense of the Borrowers and shall not be subject to (and shall not be included in) the limitations set forth in Section 6.10 on the number of collateral audits, examinations, or appraisals for which the Administrative Agent is entitled to be reimbursed in any period.
“Eligible In-Transit Inventory” means “Eligible In-Transit Inventory” as defined under the ABL Credit Agreement; provided, that subject to Section 6.23. in order for any Inventory to constitute Eligible In-Transit Inventory, it must be subject to the duly perfected lien having the priority contemplated by the Intercreditor Agreement in favor of the Administrative Agent under applicable law, and the Administrative Agent shall be party to the applicable Customs Broker Agreements referenced in the ABL Credit Agreement.

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“Eligible Inventory” means “Eligible Inventory” as defined under the ABL Credit Agreement; provided, that in order for any Inventory to constitute Eligible Inventory, it must be subject to the duly perfected lien having the priority contemplated by the Intercreditor Agreement in favor of the Administrative Agent under applicable law, and subject to Section 6.23, the Administrative Agent shall be party to the applicable Collateral Access Agreements referenced in the ABL Credit Agreement.
“Eligible Real Estate” means the Alabama Property and any other Real Estate of a U.S. Borrower which satisfies all of the following conditions and is otherwise deemed by the Administrative Agent in its reasonable discretion to be eligible for inclusion in the calculation of the U.S. Borrowing Base:
(a)    The applicable U.S. Borrower owns fee title to such Real Estate;
(b)    The applicable U.S. Borrower has executed and delivered to the Collateral Agent such mortgages, information and documents as may be reasonably requested by the Collateral Agent, including, without limitation, such as may be necessary to comply with FIRREA and other applicable Law;
(c)    The Collateral Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Administrative Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured (to the extent required by the Administrative Agent) by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid and subsisting Liens (having the priority contemplated by the Intercreditor Agreement) on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only (i) ABL Liens and (ii) Permitted Encumbrances having priority over the Lien of the Collateral Agent under applicable Law, Permitted Encumbrances in favor of the ABL Agent or otherwise reasonably acceptable to the Administrative Agent;
(d)    The Collateral Agent has a perfected lien having the priority contemplated by the Intercreditor Agreement on such Real Estate, subject only to Permitted Encumbrances;
(e)    The Administrative Agent shall have received an appraisal (based upon the fair market value and the Liquidation Value) of such Real Estate complying with the requirements of FIRREA by a third party appraiser reasonably acceptable to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent;
(f)    Such Real Estate is used by a U.S. Borrower for offices or as a Store or distribution center;
(g)    As to any particular property, the applicable U.S. Borrower is in compliance with the representations, warranties and covenants set forth in the mortgage relating to such Real Estate;
(h)    The Collateral Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly

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registered and licensed in the jurisdictions in which the property described in such surveys is located and reasonably acceptable to the Collateral Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Collateral Agent;
(i)     The Administrative Agent shall have received a Phase I Environmental Site Assessment in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Administrative Agent, from an environmental consulting firm reasonably acceptable to the Administrative Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Administrative Agent shall be satisfied with the nature and amount of any such matters; provided, that if the ABL Agent and/or the Borrowers furnish to the Administrative Agent any Phase I Environmental Site Assessment conducted by the ABL Agent or its retained professionals in accordance with the ABL Credit Agreement, the Administrative Agent and the Lenders shall utilize such Phase I Environmental Site Assessment conducted by the ABL Agent or its retained professionals. The Administrative Agent may, upon the receipt of a Phase I Environmental Site Assessment require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment; provided, that if the ABL Agent and/or the Borrowers furnish to the Administrative Agent any further environmental assessments or reports conducted by the ABL Agent or its retained professionals in accordance with the ABL Credit Agreement, the Administrative Agent and the Lenders shall utilize such environmental assessments or reports conducted by the ABL Agent or its retained professionals; and
(j)    The applicable U.S. Borrower shall have delivered to the Collateral Agent evidence of flood insurance naming the Collateral Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Collateral Agent.
“Eligible Trade Receivables” means “Eligible Trade Receivables” as defined under the ABL Credit Agreement; provided, that in order for any Account to constitute an Eligible Trade Receivable, it must be subject to the duly perfected lien having the priority contemplated by the Intercreditor Agreement in favor of the Administrative Agent under applicable law.
“Eligible Warehoused Inventory” means “Eligible Warehoused Inventory” as defined under the ABL Credit Agreement; provided, that subject to Section 6.23, in order for any Inventory to constitute Eligible Warehoused Inventory, it must be subject to the duly perfected lien having the priority contemplated by the Intercreditor Agreement in favor of Administrative Agent under applicable law, and the Administrative Agent shall be party to any applicable Collateral Access Agreements referenced in the ABL Credit Agreement.
“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, any reserve which the Agents, from time to time in their reasonable discretion establish for estimable amounts that are reasonably expected to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-

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compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws.
“Environmental Laws” means any and all federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” has the meaning set forth in the Security Agreement or the Canadian Security Agreement, as applicable.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification to the Lead Borrower or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under

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Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan, or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA.
“Erroneous Payment” has the meaning provided in Section 9.17.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.
“Excluded Accounts” means (a) DDAs maintained in the ordinary course of business containing cash amounts that do not exceed at any time $50,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (a) and (b) DDAs specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Loan Party’s employees.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or Canada or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax (other than any Canadian federal withholding Tax) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a), (d) any U.S. federal, state or local backup withholding tax, (e) any U.S. federal withholding tax imposed under FATCA, and (f) any Canadian withholding tax that is imposed on amounts payable to a Lender as a result of such Lender (i) not dealing at arm’s length (within the meaning

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of the Income Tax Act (Canada)) with a Loan Party, or (ii) being a “specified non-resident shareholder” of a Loan Party or a non-resident person not dealing at arm’s length with a “specified shareholder” of a Loan Party (in each case within the meaning of the Income Tax Act (Canada)) (other than where the non-arm’s length relationship arises, or where the Lender is a “specified shareholder”, or does not deal at arm’s length with a “specified shareholder”, as a result of the Lender having become a party to, received or perfected a security interest under or received or enforce any rights under, a Loan Document).
“Executive Order” has the meaning set forth in Section 10.22.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.
“Facility Guaranty” means (i) the Guaranty dated as of the Closing Date made by the Guarantors party thereto in favor of the Administrative Agent and the other Credit Parties, (ii) the Canadian Guaranty, and (iii) each other Guaranty hereafter made by a Guarantor in favor of the Administrative Agent and the other Credit Parties, in form reasonably satisfactory to the Administrative Agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth (1/100) of one percent (1%)) charged to major financial institutions reasonably acceptable to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrowers and the Agents, as such letter agreement is amended, modified or supplemented from time to time.
“FF&E” means all furniture, trade fixtures and Equipment.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

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“First Mithaq Subordinated Note” means that certain Unsecured Promissory Note, dated as of February 29, 2024 (as amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time in accordance with the terms of this Agreement and the Mithaq Subordination Agreement) by and among the Loan Parties party thereto and Mithaq.
“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the Saturday closest to the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the Saturday closest to the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.
“Fiscal Year” means the fifty-two (52) or fifty-three (53) week period that ends on the Saturday closest to January 31st of each calendar year.
“Flood Certificate” means a “Standard Flood Hazard Determination Form (Life-of-Loan)” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994, (d) the Flood Insurance Reform Act of 2004, and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, as each of the foregoing is now or hereafter in effect and any successor statute to any of the foregoing.
“Floor” means a per annum rate of interest equal to 2.0%.
“Foreign Assets Control Regulations” has the meaning set forth in Section 10.22.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.
“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Collateral Agent in form and substance satisfactory to the Collateral Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of a Borrower purchased from such Foreign Vendor.
“Franchise Agreements” has the meaning given to such term in the Security Agreement.
“Franchise Receivables” means all Accounts and “payment intangibles” (as defined in the UCC), which are due from franchisees of the Loan Parties for royalties, goods sold and received and other amounts due to the Loan Parties under appliable Franchise Agreements.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

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“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Global Line Cap” means, at any time of determination, the lesser of (i) the sum of (A) the ABL Aggregate Commitments plus (B) the Total Outstandings, in each case, at such time and (ii) the sum of (A) the ABL Aggregate Borrowing Base plus (B) the Total Outstandings, in each case, at such time.
“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means each Subsidiary of the Lead Borrower listed on Schedule 1.01 annexed hereto and each other Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty or Facility Guaranty supplement pursuant to Section 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or

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asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hong Kong Recapitalization Transactions” means, collectively, a series of transactions (including, without limitation, the making of dividends, distributions and/or other Restricted Payments, issuances, recapitalizations and/or conversions of Equity Interests, reductions and/or cancellations of Equity Interests, and satisfactions and/or assignments of intercompany Indebtedness) in connection with, or relating to, (a) the assignment and/or transfer, directly or indirectly, of one or more of the Hong Kong Subordinated Notes from the holders thereof to thechildrensplace.com, inc., and (b) (b) the recapitalization and/or reduction of share capital of the Equity Interests held by thechildrensplace.com, inc. and the Lead Borrower in TCP Worldwide resulting in (x) the reduction of 100% of the Lead Borrower’s shareholding in TCP Worldwide and (y) thechildrensplace.com, inc. holding only one ordinary share of TCP Worldwide; provided, that, (i) each of such transactions shall be non-cash transactions, (ii) contemporaneously with any assignment and/or transfer of any Hong Kong Subordinated Note to thechildrensplace.com, inc. described in clause (a) of this definition, thechildrensplace.com, inc. shall join the Hong Kong Subordination Agreement, as a junior lender, in accordance with the terms thereof, (iii) if any such transaction results in additional Equity Interests held by any Loan Party, promptly following such transaction, such Loan Party shall pledge such additional Equity Interests to the Collateral Agent pursuant to the Security Documents, including any amendments or supplements thereto reasonably requested by the Collateral Agent, and (iv) promptly following the consummation of the Hong Kong Recapitalization Transactions, the Lead Borrower shall provide the Administrative Agent written notice thereof.
“Hong Kong Share Pledge” means that certain Hong Kong Share Mortgage in relation to the Shares in TCP Worldwide Holdings Limited, to be executed after the Closing Date, by and among the Lead Borrower, thechildrensplace.com, inc. and the Administrative Agent.
“Hong Kong Subordinated Notes” means, collectively, (a) that certain promissory note, dated as of March 19, 2024, issued by the Lead Borrower in favor of The Children’s Place (Hong Kong) Limited and subsequently assigned to thechildrensplace.com, inc. on October 20, 2025, (b) that certain promissory note, dated as of June 17, 2022, issued by the Lead Borrower in favor of TCP Worldwide and subsequently assigned to thechildrensplace.com, inc. on October 20, 2025, (c) that certain promissory note, dated as of June 16, 2022, issued by the Lead Borrower in favor of The Children’s Place (Barbados) Inc., and (d) that certain promissory note, dated as of June 15, 2022, issued by the Lead Borrower in favor of TCP Investment Canada I Corp., in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Hong Kong Subordination Agreement.
“Hong Kong Subordination Agreement” means that certain Third Amended and Restated Subordination Agreement, dated as of the Closing Date, among thechildrensplace.com, inc., The Children’s Place (Barbados) Inc. and TCP Investment Canada I Corp., as junior lenders, the Administrative Agent and the ABL Agent, as senior agents and acknowledged to by the Loan Parties.
“Immaterial Intellectual Property” means immaterial intellectual property rights that in the commercially reasonable business judgment of the applicable Loan Party are no longer used or necessary in the business of the Loan Parties or any Subsidiary and it is no longer economically practicable or commercially desirable to maintain or use such Intellectual Property in the business of any Loan Party or its Subsidiaries (taken as a whole).

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“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of (x) the continental United States, in the case of a U.S. Borrower, or (y) Canada, in the case of a Canadian Borrower, to a location of a Borrower that is within (a) the continental United States, in the case of a U.S. Borrower, or (b) Canada, in the case of a Canadian Borrower.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, payable in accordance with customary trade practices);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capital Lease Obligations of such Person, but excluding any obligations of such Person in respect of operating leases;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(a).

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“Information” has the meaning specified in Section 10.07.
“Initial IP Appraisal” means the Borrower Intellectual Property appraisal prepared by Hilco, dated as of November 7, 2025 and delivered to the Administrative Agent.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any Debtor Relief Laws or under any other provincial, state or federal bankruptcy or insolvency law, each as now and hereafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including, without limitation, any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors.
“Intellectual Property” means the “Intellectual Property Collateral” as defined in the Security Agreement or the Canadian Security Agreement, as applicable. For the avoidance of doubt, Intellectual Property shall not include any “Excluded Property” as defined in the Security Agreement or the Canadian Security Agreement, as applicable.
“Intellectual Property Reserves” means such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s reasonable discretion with respect to Eligible Intellectual Property, including, without limitation, (a) to reflect the impediments to the Administrative Agent’s ability to realize upon Eligible Intellectual Property, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Eligible Intellectual Property, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect the Eligible Intellectual Property or (d) to reflect costs and expenses associated with the Eligible Intellectual Property (including any such costs and expenses that the Administrative Agent determines may need to be paid in connection with the realization upon the Eligible Intellectual Property).
“Intellectual Property Security Agreements” means, collectively, (a) the short-form intellectual property security agreements dated as of the Closing Date among any one or more Loan Parties and the Collateral Agent and (b) each other short-form intellectual property security agreement entered into after the Closing Date among any one or more Loan Parties and the Collateral Agent, in each case evidencing a Lien in the registered Material Intellectual Property of such Loan Parties in favor of the Collateral Agent.
“Intercreditor Agreement” means (a) that certain Intercreditor Agreement dated as of the Closing Date by and between the ABL Agent and the Administrative Agent, and acknowledged and agreed to by the Loan Parties, as amended, modified, restated or replaced from time to time in accordance with the terms thereof or (b) any other intercreditor agreement reasonably acceptable to the Administrative Agent among the Administrative Agent and any agent or trustee with respect to the ABL Credit Agreement or any Permitted Refinancing Indebtedness thereof, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Intercreditor Provisions” has the meaning specified in Section 8.01(s).
“Interest Payment Date” means (i) the first day of each calendar month, (ii) on any date of prepayment, with respect to the principal amount of the Term Loan being prepaid; and (iii) on the Termination Date.
“Interest Period” means, as to the Term Loan, the period commencing on the Closing Date and ending on the last day of such calendar month and the last day of each calendar month thereafter;

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provided that each such period after such initial period shall commence on the day after the immediately preceding period expires; provided further, that no Interest Period shall extend beyond the Termination Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.
“Inventory” has the meaning given that term in the UCC or the PPSA, as applicable, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.
“Inventory Reserves” means “Inventory Reserves” as such term is defined in the ABL Credit Agreement and established by the Administrative Agent hereunder; provided that,
“Inventory Reserves” shall be without duplication of any “Inventory Reserves” established by the ABL Agent under the ABL Credit Agreement.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Account Debtor” means an account debtor that, at the time of determination, as a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody’s.
“IP Appraisal” means (a) the Initial IP Appraisal and (b) each other appraisal of Borrower Intellectual Property conducted by an independent appraisal firm and delivered pursuant to Section 6.10(d) hereof which shall be performed by an appraiser and on terms reasonably satisfactory to the Administrative Agent.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means an agreement, substantially in the form attached hereto as Exhibit F, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.
“Judgment Currency” has the meaning specified in Section 10.27.
“Laws” means each international, foreign, federal, state, provincial, territorial, municipal, and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

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“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.
“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.
“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidation Value” means, as to any Eligible Real Estate, the six (6) month liquidation value of such Eligible Real Estate (which appraisal shall assume, among other things, a marketing time for such Eligible Real Estate of not greater than six (6) months) as set forth in the most recent appraisal of such Eligible Real Estate as determined from time to time by an independent appraisal firm engaged by, and reasonably acceptable to, the Administrative Agent, which appraisal shall be in form and contain assumptions and appraisal methods reasonably satisfactory to the Administrative Agent; provided that the Liquidation Value of Eligible Real Estate shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon.
“Loan Account” has the meaning assigned to such term in Section 2.11(a).
“Loan Documents” means this Agreement, each Note, the Fee Letter, the Intercreditor Agreement, all Borrowing Base Certificates, all Compliance Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Hong Kong Subordination Agreement, the Mithaq Subordination Agreement, the Term Loan Notice, each Facility Guaranty, any Qualifying Intercreditor Agreement, the Side Letter and any other instrument, document, certificate or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Margin Stock” is as defined in Regulation U of the FRB as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agents or the Lenders under any Loan Document or a material adverse effect on (i) the Collateral, (ii) the validity, perfection or priority of any Lien granted by any Loan Party in favor of any Agent on any material portion of the

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Collateral, or (iii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
“Material Contract” means, with respect to any Person, each contract (including any Franchise Agreements and Intellectual Property licensing agreements) to which such Person is a party, the termination or breach of which would be reasonably likely to result in a Material Adverse Effect, but excluding the ABL Loan Documents.
“Material Indebtedness” means (a) the ABL Obligations (it being understood that the ABL Obligations shall be deemed to be “Material Indebtedness” until the Discharge of ABL Obligations), (b) all Indebtedness under the Mithaq Subordinated Notes, and (c) any other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $3,000,000. For purposes of determining the amount of Material Indebtedness at any time, the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof.
“Material Intellectual Property” means Intellectual Property that is exclusively owned by a Loan Party and material to the conduct of business of the Loan Parties, taken as a whole (which, for the avoidance of doubt, does not include Immaterial Intellectual Property).
“Maturity Date” means the earliest of (a) December 16, 2030, (b) the “Maturity Date” under and as defined in the ABL Credit Agreement and (c) ninety-one (91) days prior to the maturity date of any other Material Indebtedness (as the same may be extended from time to time) of the Borrowers’ in an aggregate principal amount exceeding $9,000,000.
“Maximum Rate” has the meaning provided therefor in Section 10.09(a).
“Measurement Period” means, at any date of determination, the most recently completed trailing twelve (12) Fiscal Months.
“Mithaq” means Mithaq Capital SPC, a Cayman segregated portfolio company.
“Mithaq Commitment Letter” means, that certain Commitment Letter, dated as of May 2, 2024 (as amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time in accordance with the terms of this Agreement and the Mithaq Subordination Agreement, including without limitation pursuant to that certain (1) Amendment No. 1 to Commitment Letter dated as of September 10, 2024 between Mithaq and the Lead Borrower and (2) Amendment No. 2 to Commitment Letter dated as of September 4, 2025 between Mithaq and the Lead Borrower) by and among the Loan Parties party thereto.
“Mithaq Subordinated Notes” means, collectively, the First Mithaq Subordinated Note, the Second Mithaq Subordinated Note, and the Mithaq Commitment Letter.
“Mithaq Subordination Agreement” means that certain Second Amended and Restated Subordination Agreement, dated as of the Closing Date, by and among Mithaq, the Administrative Agent, the ABL Agent and the Loan Parties.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

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“Mortgage” means the Mortgage on the Alabama Property by Services Company in favor of the Collateral Agent for the benefit of the Lenders party to this Agreement.
“Mortgage Policy” has the meaning specified in the definition of Eligible Real Estate.
“Mortgaged Property” means any real property of the Loan Parties which is required to be encumbered by a Mortgage.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Proceeds” means:
(a)with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents and the ABL Loan Documents), (B) to the extent such cash proceeds are received from a Disposition of, or an Extraordinary Receipt received or paid to the account of, ABL Priority Collateral, so long as the Discharge of ABL Obligations has not occurred, the principal amount, premium or penalty, if any, interest and other ABL Obligations, in each case, which are required to be repaid or cash collateralized with any such proceeds, and (C) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates); and
(b)with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.
“New Headquarters Lease” means that certain Lease Agreement, dated as of March 11, 2009, by and between Hancock S-REIT SECA LLC (as successor in interest to 500 Plaza Drive Corp.), as the landlord, and Services Company, as the tenant, for the leased premises located at 500 Plaza Drive, Secaucus, New Jersey (as modified pursuant to the terms of the New Headquarters Lease Side Letter and New Headquarters Sixth Modification Agreement).
“New Headquarters Lease Guaranty” means that certain Guaranty, dated as of March 11, 2009, made by the Lead Borrower in favor of Hancock S-REIT SECA LLC (as successor in interest to 500 Plaza Drive Corp.) (as modified pursuant to the terms of the New Headquarters Lease Side Letter and the New Headquarters Sixth Modification Agreement), pursuant to which the Lead Borrower guarantees the payment and performance of all obligations of Services Company under the New Headquarters Lease, in the form attached hereto as Schedule 1.04.

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“New Headquarters Lease Side Letter” means that certain letter agreement, dated as of March 11, 2009, by and among the Lead Borrower, Services Company and Hancock S-REIT SECA LLC (as successor in interest to 500 Plaza Drive Corp.), in the form attached hereto as Schedule 1.05.
“New Headquarters Sixth Modification Agreement” means that certain agreement, dated as of January 23, 2024, by and among Services Company and Hancock S-REIT SECA LLC.
“NOLV” means, with respect to Eligible Inventory, the appraised orderly liquidation value of such Inventory (expressed as a percentage of the Cost of such Inventory as set forth in the inventory stock ledger of the Lead Borrower or the Canadian Borrowers, as applicable), net of costs and expenses to be incurred in connection with any such liquidation, which value shall be determined from time to time, subject to the last sentence of Section 6.10(b), by the most recent reasonably acceptable appraisal undertaken by an independent appraiser engaged by the ABL Agent or, subject to Section 6.10(b), the Administrative Agent.
“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.
“Note” means the promissory note made by the Borrowers in favor of a Lender evidencing the Term Loan made by such Lender from time to time, substantially in the form of Exhibit C.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts (including principal, interest, fees (including the Early Termination Fee), costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Term Loan (including guarantee obligations, payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding; provided that the Obligations shall not include any Excluded Swap Obligations.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, or other body corporate, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other

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Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participant” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning specified in Section 5.27.
“Payment Conditions” means, at the time of determination with respect to any transaction or payment to which the Payment Conditions applies, that:
(a)     no Default or Event of Default has occurred and is continuing or would arise as a result of such transaction or payment;
(b)     (1) ABL Excess Availability for each of the forty-five (45) days immediately prior to such transaction or payment and on the day of such transaction or payment, after giving effect to such transaction or payment, calculated so as to assume that all lease payments, accounts payable, payments due under Indebtedness (other than the Obligations) and Taxes have been paid current, or are otherwise in accordance, in all material respects with ordinary course payment practices of the Borrowers, in each case, excluding good faith disputes, shall be equal to or greater than twenty percent (20.0%) of the Global Line Cap, and (2) the Consolidated Fixed Charge Coverage Ratio immediately preceding the date of such proposed transaction or payment, and determined on a pro forma basis after giving effect to the proposed transaction or payment, shall be equal to or greater than 1.00:1.00;
(c)     the Loan Parties, on a Consolidated basis, are, and will continue to be, Solvent after giving effect to such transaction or payment; and
(d)    at least five (5) days prior to the consummation of any transaction or payment which is subject to the Payment Conditions, the Lead Borrower shall provide to the Administrative Agent a certificate signed by a Responsible Officer of the Lead Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying and providing evidence (on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent) that the criteria set forth in clauses (a), (b) and (c) above have been satisfied.
“Payment in Full” means the payment in Dollars in full in cash or immediately available funds of all outstanding obligations (excluding contingent indemnification obligations for which a claim has not then been asserted). “Paid in Full” shall have the correlative meaning.
“Payment Recipient” has the meaning provided in Section 9.17.
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan

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described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:
(a)    No Default or Event of Default has occurred and is continuing or, immediately following such Acquisition or after taking into account the pro forma financials, would result from the consummation of such Acquisition;
(b)    Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;
(c)    The Lead Borrower shall have furnished the Administrative Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent;
(d)    Either (i) the legal structure of the Acquisition shall be acceptable to the Administrative Agent in its discretion, or (ii) the Loan Parties shall have provided the Administrative Agent with a solvency opinion from an unaffiliated third party valuation firm reasonably satisfactory to the Administrative Agent;
(e)    After giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;
(f)    If the assets acquired in such Acquisition are to be included in the ABL Borrowing Base or the Borrowing Base, the Administrative Agent shall have received (i) the results of appraisals of the assets (or the assets of the Person) to be acquired in such Acquisition and of a commercial finance examination of the Person which is (or whose assets are) being acquired, and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent;
(g)    Any assets acquired shall be utilized in, and if the Acquisition involves a merger, amalgamation, consolidation or Acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

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(h)    If the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Administrative Agent shall determine, and the Collateral Agent shall have received a security interest and/or mortgage interest in such Subsidiary’s Equity Interests, Inventory, Accounts, Intellectual Property, FF&E and other property of the same nature as constitutes collateral under the Security Documents (subject only to (i) the ABL Liens and (ii) Permitted Encumbrances having priority by operation of law);
(i)    The Person which is the subject of such Acquisition has not sponsored, maintained, contributed to or otherwise incurred liability under a Canadian Defined Benefit Plan; and
(j)    After giving effect to such Acquisition, the Payment Conditions shall be satisfied.
“Permitted Borrowing Base Encumbrances” means Liens described in clauses (a), (g), (n) and (s)(i) of the definition of “Permitted Encumbrances” and clause (s)(ii) of the definition of “Permitted Encumbrances” relative only to (w) clause (c)(i), (x) clause (c)(ii) solely as such clause (c)(ii) relates to exclusive licenses in favor of Amazon.com, unless otherwise agreed to in writing by the Administrative Agent, (y) clause (c)(iv) solely as such clause (c)(iv) relates to non-exclusive licenses permitted thereunder (it being understood and agreed that all license agreements listed on Schedule 5.17(b) as of the Closing Date are non-exclusive), and (z) clause (c)(v), in each case, of the definition of “Permitted Disposition
“Permitted Disposition” means any of the following:
(a)    Dispositions of Inventory in the ordinary course of business, including liquidations or other Dispositions of Inventory in connection with Store closings in the ordinary course of business; provided, that (A) such Store closings shall be in material compliance, as reasonably agreed by the Administrative Agent and the Lead Borrower, with the Business Plan most recently delivered to the Administrative Agent in accordance with Section 6.01(d) and (B) such Store closures and related Inventory Dispositions together with the Dispositions described in clause (b) of this definition, shall not exceed ten percent (10%) in any Fiscal Year of the Lead Borrower and its Subsidiaries of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year; provided, however that no sale described in this clause (a) shall be made for any amount below Cost except with the prior written consent of the Administrative Agent;
(b)    bulk sales of the Inventory of a Loan Party at arm’s length but not in the ordinary course of business in connection with Store closings permitted under clause (a) above; provided that such Store closures and related bulk sales and other Inventory Dispositions, together with the Dispositions described in clause (a) of this definition, shall not exceed ten percent (10%) in any Fiscal Year of the Lead Borrower and its Subsidiaries, of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year; provided that all Net Proceeds received in connection therewith are applied to the ABL Obligations to the extent required under the ABL Credit Agreement or the Obligations if then required in accordance with Section 2.06 hereof;
(c)    (i) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business, (ii) exclusive licenses (within a specific and defined field of use) of Intellectual Property within the United States or Canada in connection

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with wholesale arrangements (but not, for the avoidance of doubt, in connection with retail store or e-commerce operations), (iii) exclusive licenses (within a specific and defined field of use) of Intellectual Property in jurisdictions outside of the United States and Canada for the use of such Intellectual Property, in each case of clauses (i), (ii) and (iii), on an arms’ length basis in the ordinary course of business and on terms and conditions that do not restrict the Agents’ right to utilize and/or dispose of such Intellectual Property in connection with any realization on the Collateral in a manner consistent with the most recent appraisal obtained by the Administrative Agent in accordance with Section 6.10 hereof, (iv) licenses set forth on Schedule 5.17(b) hereto (as such schedule may be updated from time to time in accordance with the terms hereof), (v) Franchise Agreements set forth on Schedule 5.17(b) hereto (as such schedule may be updated from time to time in accordance with the terms hereof), and (vi) the Zeavion License;
(d)    licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agents, the Agents shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agents;
(e)    (i) Dispositions of Equipment in accordance with past practices, (ii) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is not replaced with similar property having at least equivalent value and (iii) other Dispositions of Equipment having a fair market value not to exceed $500,000 in the aggregate in any Fiscal Year;
(f)    sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party; provided that such sales, transfers and Dispositions from any U.S. Loan Party to any Canadian Loan Party shall be made only in the ordinary course of business consistent with the past practices of the Loan Parties;
(g)    sales, transfers and Dispositions of or by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;
(h)    the abandonment, cancellation or lapse of or similar action or non-action that results in the failure to preserve, renew, maintain or register any Immaterial Intellectual Property of any Loan Party or any of its Subsidiaries;
(i)    Dispositions pursuant to the Hong Kong Recapitalization Transactions; and
(j)    Disposition of the CARES Act Tax Refund.
Notwithstanding anything to the contrary contained in this definition:
(A)    except as provided in clause (c)(i), (c)(iii), (c)(iv), (d) and (h) above, no Material Intellectual Property shall be the subject of any transfer, sale or disposition (in each case, pursuant to a Disposition, a Permitted Investment, a Permitted Encumbrance or otherwise) to any non-Loan Party unless the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive, royalty-free, worldwide license of such Material Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Credit Parties, which license shall be in form and substance substantially similar to the license granted to the

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Administrative Agent pursuant to Section 8.8 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent).
(B)    no other asset included in the determination of any Borrowing Base or any ABL Borrowing Base (other than Dispositions described in clause (a) above) shall be the subject of any transfer, sale or disposition (in each case, pursuant to a Disposition, a Permitted Investment, a Permitted Encumbrance or otherwise) to any non-Loan Party in compliance with this definition above unless before and after giving effect to any such Disposition, no Event of Default shall have occurred and be continuing and, at least three (3) Business Days prior to the consummation of such Disposition, the Lead Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate excluding the assets subject to such Disposition from the calculations thereunder.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;
(b)    Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;
(c)    Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA or by applicable Law relating to Canadian Pension Plans;
(d)    Liens or deposits to secure the performance of bids, trade contracts and leases (other than obligations for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    Liens in respect of judgments that would not constitute an Event of Default hereunder;
(f)    Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;
(g)    Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder;

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(h)    Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (d) of the definition of Permitted Indebtedness so long as (i) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (ii) such Liens shall not extend to any other property or assets of the Loan Parties;
(i)    Liens in favor of the Collateral Agent;
(j)    Landlords’ and lessors’ Liens in respect of rent not in default;
(k)    Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;
(l)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
(m)    Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases;
(n)    Liens granted in the ordinary course of business solely on the unearned portion of insurance premiums, which Liens secure the financing of insurance premiums to the extent such financing is permitted under clause (k) of the definition of Permitted Indebtedness;
(o)    Liens referred to in Schedule B of the Mortgage Policy insuring the Mortgage;
(p)    Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;
(q)    the ABL Liens;
(r)    Liens not otherwise permitted by the other clauses of the definition of “Permitted Encumbrances” securing Qualifying Secured Indebtedness or other obligations or other liabilities of any Loan Party or any Subsidiary thereof; provided, however, that (i) except to the extent constituting Qualifying Secured Indebtedness, the aggregate outstanding amount of all such obligations and liabilities shall not exceed $50,000,000, and (ii) no such Liens shall encumber, without the prior written consent of the Administrative Agent and the Required Lenders, any Material Intellectual Property; and provided further, that any such Liens encumbering Collateral shall be junior to the Liens on the Collateral securing the Obligations and be subject to a subordination agreement (or other documentation, including a Qualifying Intercreditor Agreement) between the Administrative Agent and the holder of such Lien in form and substance reasonably satisfactory to the Administrative Agent; and

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(s)    (i) the Zeavion License and (ii) licenses of Intellectual Property permitted under clause (c) of the definition of “Permitted Disposition”.
Notwithstanding anything to the contrary, except as provided in any one or more of clauses (i), (q) and (r) above, the term “Permitted Encumbrances” shall not include any Lien securing obligations for borrowed money.
“Permitted Holders” means the Persons set forth on Schedule 1.02 annexed hereto.
“Permitted Indebtedness” means:
(a)Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing Indebtedness in respect thereof;
(b)(i) Indebtedness of any Loan Party to any other Loan Party; provided that such Indebtedness shall (A) be evidenced by such documentation as the Administrative Agent may reasonably require, (B) constitute “Collateral” under this Agreement and the Security Documents, (C) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent, and (D) be otherwise permitted pursuant to Section 7.03, (ii) Indebtedness of any Loan Party to any Subsidiary or Affiliate of a Loan Party that is not a Loan Party incurred in the ordinary course of business; provided that such Indebtedness shall (A) be evidenced by such documentation as the Administrative Agent may reasonably require, (B) be on terms (including subordination terms) reasonably acceptable to the Administrative Agent, and (C) be otherwise permitted pursuant to Section 7.03, and (iii) Indebtedness of a Subsidiary or Affiliate of a Loan Party that is not a Loan Party to another Subsidiary or Affiliate of a Loan Party that is not a Loan Party;
(c)(i) transfers permitted by Section 7.18 and (ii) intercompany Indebtedness incurred in the ordinary course of business between the Loan Parties located within the United States or Canada, on the one hand, and their Affiliates in Puerto Rico and Asia, on the other hand, to the extent otherwise permitted pursuant to clause (h) of the definition of Permitted Investments;
(d)without duplication of Indebtedness described in clause (f) of this definition, so long as the Payment Conditions are satisfied, purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect thereof; provided, however, that, if requested by the Collateral Agent and such Indebtedness is secured by a Lien on any such assets, the Loan Parties shall cause the holders of any such Indebtedness incurred after the Closing Date to enter into a Collateral Access Agreement;
(e)any liability or obligation of any Borrower to any other Borrower or to any Affiliate of any Borrower, and any liability or obligation of any Affiliate of any Borrower to any Borrower or to any other Affiliate of any Borrower, to reimburse or share the costs of any services or third party expenses in accordance with the terms of any intercompany cost-sharing agreement or arrangement, provided that no Default or Event of Default shall have occurred and be continuing or would arise therefrom;
(f)Subordinated Indebtedness (including, without limitation, Indebtedness under the (i) Mithaq Subordinated Notes and any Permitted Refinancing Indebtedness thereof and (ii) Hong Kong Subordinated Notes) so long as such Indebtedness is at all times subject to the subordination agreement applicable thereto;
(g)[reserved];

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(h)the Obligations;
(i)Indebtedness of the Loan Parties incurred under the ABL Loan Documents (and any Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal amount not to exceed the amount permitted under the Intercreditor Agreement;
(j)[reserved];
(k)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries in the ordinary course of the Loan Parties’ business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(l)the New Headquarters Lease Guaranty;
(m)Qualifying Secured Indebtedness; provided that as of the incurrence thereof and after giving effect thereto, (i) no Event of Default has occurred and is continuing and (ii) on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recent Measurement Period is greater than or equal to 1.10:1.00;
(n)other Indebtedness of the Loan Parties and their Subsidiaries in an aggregate principal amount not exceeding $9,000,000 at any time outstanding; provided that such Indebtedness may only be incurred so long as of the incurrence thereof and after giving pro forma effect thereto, no Event of Default has occurred and is continuing and so long as the terms applicable therefore do not require the Loan Parties and their Subsidiaries, as applicable, to make principal and interest payments thereunder in an amount exceeding $1,000,000 in the aggregate per annum;
(o)Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party); and
(p)other unsecured Indebtedness so long as the Payment Conditions are satisfied.
“Permitted Investments” means:
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States or Canadian government is pledged in support thereof;
(b)    commercial paper issued by any Person organized under the laws of any state of the United States or under the laws of Canada or any province thereof and, in each case, (i) rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and (ii) with maturities of not more than 180 days from the date of acquisition thereof;
(c)    time deposits with, or insured certificates of deposit, guaranteed investment certificates or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender, (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal

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Reserve System, or (C) is organized under the federal laws of Canada, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;
(e)    Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, or similar applicable Law in Canada which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;
(f)    Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;
(g)    (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by any Loan Party and its Subsidiaries in any other Loan Party; provided that such Investments made by any U.S. Loan Party in any Canadian Loan Party shall be made only in the ordinary course of business consistent with the past practices of the Loan Parties, and (iii) additional Investments by any Loan Party in Subsidiaries that are not Loan Parties so long as the Payment Conditions are satisfied;
(h)    so long as no Event of Default shall have occurred and be continuing, or would result therefrom, the Lead Borrower may make loans and advances to its Subsidiaries so long as the aggregate outstanding amount of such Investments made in reliance on this clause (h) does not exceed $5,000,000;
(i)    intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c)(i) and (e) of the definition of Permitted Indebtedness;
(j)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(k)    Guarantees constituting Permitted Indebtedness;
(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(m)    so long as no Event of Default shall have occurred and be continuing, or would result therefrom, (i) loans and advances to officers, directors and employees of the Loan Parties

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and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous business purposes, and (ii) other loans and advances to officers, directors and employees of the Loan Parties and Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding;
(n)    other Investments pursuant to the TCP Investment Policy to the extent consistent with Permitted Investments described in clauses (a) through (e) above;
(o)    other Investments not otherwise specifically described herein, up to an aggregate amount not to exceed, in any Fiscal Year, the sum of (i) $2,500,000, plus (ii) an amount equal to the excess of $2,500,000 over the amounts actually invested in the immediately preceding Fiscal Year; provided that the amount described in this clause (ii) shall not exceed $1,000,000 (it being understood that any Investments made in reliance on this clause (o) shall be deemed to have been made first pursuant to the foregoing clause (ii), and no amounts permitted to be carried forward from a prior Fiscal Year may be so carried forward for more than one Fiscal Year;
(p)    Investments constituting Permitted Acquisitions;
(q)    Investments pursuant to the Hong Kong Recapitalization Transactions; and
(r)    other Investments not otherwise specifically described herein so long as the Payment Conditions are satisfied;
provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) through (e) shall be permitted unless such Investments are pledged to the Collateral Agent as additional Collateral for the Obligations pursuant to such agreements as may be reasonably required by the Collateral Agent.
Notwithstanding anything to the contrary contained in this definition, (A) no Material Intellectual Property shall be the subject of any Investment in any non-Loan Party (except for Intellectual Property with an aggregate fair market value, when combined with fair market value of any Intellectual Property sold, transferred or disposed of under the exception to clause (A) in the paragraph at the end of the definition of “Permitted Dispositions”, that does not exceed $250,000 in the aggregate in any Fiscal Year), and (B) no other asset included in the determination of any Borrowing Base or any ABL Borrowing Base shall be the subject of any Investment to any non-Loan Party in compliance with clauses of this definition above unless before and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing and, at least three (3) Business Days prior to the consummation of such Investment, the Lead Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate excluding the assets subject to such Investment from the calculations thereunder.
“Permitted Refinancing Indebtedness” means, with respect to any Person, any refinancing, refunding, renewal or extension of any Indebtedness of such Person (or any successor of such Person); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension; provided, that, in the case of Permitted Refinancing Indebtedness incurred in

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respect of the ABL Obligations, the aggregate principal amount thereof shall not exceed the amount permitted to be incurred pursuant to clause (i) of the definition of Permitted Indebtedness, (ii) the result of such extension, renewal or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness, (iii) the terms relating to principal amount, amortization, maturity, and collateral (if any), of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, (iv) no Permitted Refinancing Indebtedness shall have direct or indirect obligors who were not also obligors of the Indebtedness being refinanced, refunded, renewed or extended, or greater guarantees or security, than the Indebtedness being refinanced, refunded, renewed or extended, (v) if the Indebtedness being refinanced, refunded, renewed or extended is Subordinated Indebtedness, such refinancing, refunding, renewal or extension (A) is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Subordinated Indebtedness being refinanced, refunded, renewed or extended, and (B) contains covenants and events of default that are not more restrictive taken as a whole than the covenants and events of default contained in the documentation governing the Indebtedness being refinanced (as determined in good faith by the Lead Borrower) and (vi) in the case of Permitted Refinancing Indebtedness incurred in respect of the ABL Credit Agreement, if such Permitted Refinancing Indebtedness is secured, such Permitted Refinancing Indebtedness and the Liens securing such Permitted Refinancing Indebtedness shall be permitted by, and subject to the terms of, the Intercreditor Agreement.
“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, other than a Multiemployer Plan.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations and minister’s orders made pursuant thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec and the regulations thereunder) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Preliminary Business Plan” has the meaning specified in Section 6.01(e).
“Prepayment Event” means:
(a)    any sale, transfer or other Disposition (excluding any Disposition permitted pursuant to clauses (a) (other than in connection with any Store closings), (b), (c), (d), (e)(ii), (f) and (g) of the definition of Permitted Dispositions) of any property or asset of a Loan Party

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constituting Term Priority Collateral (or, after the Discharge of ABL Obligations, any Collateral, including, for the avoidance of doubt, the CARES Act Tax Refund); provided that Dispositions for which any Loan Party or any of its Subsidiaries receives Net Proceeds in an amount not to exceed $5,000,000 in the aggregate for all such Dispositions other than during the continuance of a Cash Dominion Event shall not be deemed a Prepayment Event;
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any property or asset of a Loan Party constituting Term Priority Collateral (or, after the Discharge of ABL Obligations, any Collateral), except to the extent (i) any portion of the proceeds therefrom is required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent (in which event, solely such portion shall be excluded pursuant to this clause (i)), or (ii) other than during the continuance of a Cash Dominion Event, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 365 days of the occurrence of the damage to or loss of the assets being repaired or replaced; provided that casualty or other insured damages to, or takings under power of eminent domain or by condemnation, expropriation or similar proceeding of, any property or asset of a Loan Party for which any Loan Party receives Net Proceeds in an amount not to exceed $5,000,000 in the aggregate for all such events described in this clause (b) other than during the continuance of a Cash Dominion Event shall not be deemed a Prepayment Event;
(c)    the issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan); provided that, other than during the continuance of a Cash Dominion Event, in the event that any Loan Party receives Net Proceeds in connection with any such issuance, the Borrowers may, upon written notice to the Administrative Agent, retain up to twenty percent (20%) of the Net Proceeds so received during such period to utilize for general corporate purposes of the Loan Parties (such retained proceeds, the “Retained Equity Net Proceeds”) and in such case, the portion of such Net Proceeds so received by the Loan Parties which solely constitute Retained Equity Net Proceeds, other than during the continuance of a Cash Dominion Event, shall not be deemed a Prepayment Event;
(d)    the incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or
(e)    the receipt by any Loan Party of any Extraordinary Receipts constituting Term Priority Collateral (or, after the Discharge of ABL Obligations, any Collateral); provided that the receipt of Extraordinary Receipts in an amount not to exceed $5,000,000 in the aggregate for all such Extraordinary Receipts other than during the continuance of a Cash Dominion Event shall not be deemed a Prepayment Event.
“PTO” means the United States Patent and Trademark Office.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 10.28.

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“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders providing that the Liens on the Collateral securing the Obligations rank senior in priority to the Liens on the Collateral securing Qualifying Secured Indebtedness, which is intended to be secured by Liens ranking junior to the Liens on the Collateral securing the Obligations, which agreement shall be duly executed by the Administrative Agent and the holder(s) (or an agent on behalf of such holder(s)) of such Qualifying Secured Indebtedness and acknowledged by the applicable Loan Parties.
“Qualifying Secured Indebtedness” means (a) any Indebtedness of any Loan Party (i) secured by a Lien on the Collateral which is junior and subordinate to the Lien of the Collateral Agent on the Collateral, (ii) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is six months after the Maturity Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control shall not violate the foregoing restriction), and (iii) which is subject to the terms of a Qualifying Intercreditor Agreement, and (b) any Permitted Refinancing Indebtedness with respect to the Indebtedness described in the foregoing clause (a).
“Quebec Deeds of Hypothec” means that certain (a) deed of hypothec, dated on or prior to the Closing Date, between Children’s Place Canada and the Collateral Agent (in its capacity as hypothecary representative for the Credit Parties) and (b) deed of hypothec, dated on or prior to the Closing Date, between TCP Investment Canada II Corp. and the Collateral Agent (in its capacity as hypothecary representative for the Credit Parties).
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Realty Reserves” means such reserves as the Administrative Agent from time to time determines in the Administrative Agent’s reasonable discretion as being appropriate to reflect the impediments to the Agents’ ability to realize upon any Eligible Real Estate. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (a) Environmental Compliance Reserves, (b) reserves for (i) municipal taxes and assessments, (ii) repairs and (iii) remediation of title defects, and (c) reserves for Indebtedness secured by Liens having priority over the Liens of the Collateral Agent.
“Receivables Reserves” means “Receivables Reserves” as such term is defined in the ABL Credit Agreement and established by the Administrative Agent hereunder; provided that,
“Receivables Reserves” shall be without duplication of any “Receivables Reserves” established by the ABL Agent under the ABL Credit Agreement.
“Register” has the meaning specified in Section 10.06(c).
“Rejection Notice” has the meaning specified in Section 2.06(h).

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“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, consultants and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Reports” has the meaning provided in Section 9.11(a).
“Required Lenders” means, as of any date of determination, Lenders holding 50.1% of the Total Outstandings; provided, that at any time there are two (2) or more non-Affiliate Lenders, “Required Lenders” must include at least two (2) non-Affiliate Lenders.
“Reserves” means all Inventory Reserves, Intellectual Property Reserves, Availability Reserves, Receivables Reserves and Realty Reserves; provided that “Reserves” shall be without duplication of any “Reserves” as defined in the ABL Credit Agreement.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party or any of the other individuals designated in writing (which writing may be an authorizing resolution duly entered into in connection herewith) to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.
“Retained Equity Net Proceeds” shall have the meaning provided in the definition of “Prepayment Event”.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

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“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC or the Government of Canada.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority (including the Government of Canada), (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the Government of Canada, (c) the United Nations Security Council, (d) the European Union or any European Union member state, (e) His Majesty’s Treasury of the United Kingdom, or (f) any other Governmental Authority with jurisdiction over any Credit Party or any Loan Party or any of their respective Subsidiaries or Affiliates.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Mithaq Subordinated Note” means that certain Unsecured Promissory Note, dated as of April 16, 2024 (as amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time in accordance with the terms of this Agreement and the Mithaq Subordination Agreement) by and among the Loan Parties party thereto and Mithaq.
“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Collateral Agent.
“Security Documents” means the Security Agreement, the Mortgage, the Intellectual Property Security Agreements, the Blocked Account Agreements, the Credit Card Notifications, the Canadian Security Agreement, the Quebec Deeds of Hypothec, the Hong Kong Share Pledge and each other security agreement, deed of hypothec or other instrument or document executed and delivered to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.
“Services Company” means The Children’s Place Services Company, LLC, a Delaware limited liability company.
“Settlement Date” has the meaning provided in Section 2.14(a).

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“Shareholders’ Equity” means, as of any date of determination, Consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.
“Side Letter” means that certain Side Letter dated as of the Closing Date (as amended, amended and restated, supplemented, replaced, renewed and otherwise in effect from time to time) between the Administrative Agent, the ABL Agent and the Borrowers.

“SLR” means Crystal Financial LLC d/b/a SLR Credit Solutions and its successors and permitted assigns.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Term Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (ii) of the definition of “Base Rate”).
“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (f) as to any Canadian Loan Party, such Canadian Loan Party is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
“Specified Account Debtors” means the account debtors set forth on Schedule 1.06.
“Spot Rate” has the meaning given to such term in Section 1.07 hereof.
“Stock Repurchase Transaction” has the meaning provided in Section 7.06(c) hereof.
“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.
“Subordinated Indebtedness” means Indebtedness (including, without limitation, Indebtedness arising under the (i) Mithaq Subordinated Notes and (ii) Hong Kong Subordinated Notes) which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares or Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.
“Supported QFC” has the meaning specified in Section 10.28.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority in connection with any and all payments to be made by or on account of any obligation of the Borrowers hereunder or under any other Loan Document, including any interest, additions to tax or penalties applicable thereto.
“TCP Board Letter Agreement” means that certain letter agreement, dated as of February 29, 2024, between the Lead Borrower and Mithaq.
“TCP Brands” means TCP Brands, LLC, a Delaware limited liability company.
“TCP Canada Inc.” means TCP Canada Inc., a Nova Scotia company.
“TCP IH II, LLC” means TCP IH II, LLC, a Delaware limited liability company, the sole member of which is The Children’s Place Canada Holdings, Inc.

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“TCP International” means The Children’s Place International, LLC, a Virginia limited liability company.
“TCP Investment Canada I Corp.” means TCP Investment Canada I Corp., a Nova Scotia unlimited liability company, and the sole limited partner of Children’s Place Canada.
“TCP Investment Canada II Corp.” means TCP Investment Canada II Corp., a Nova Scotia unlimited liability company, the general partner of Children’s Place Canada.
“TCP Investment Policy” means the investment policy of the Lead Borrower as reviewed and approved annually by the audit committee of the Lead Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“TCP Worldwide” means TCP Worldwide Holdings Limited, a Hong Kong limited liability company.
“Term Loan” has the meaning set forth in Section 2.01.
“Term Loan Notice” means the notice of Borrowing in substantially the form of Exhibit A or any other form approved by the Administrative Agent
“Term Loan Priority Account” has the meaning given to such term in the Intercreditor Agreement.
“Term Priority Collateral” has the meaning given to such term in the Intercreditor Agreement.
“Term Pushdown Reserve” means, at any time, an amount equal to the greater of (a) $0 and (b) the amount, if any, by which the Total Outstandings exceeds the Aggregate Borrowing Base. The Loan Parties hereby agree and acknowledge that the ABL Agent has agreed at all times to implement and maintain the Term Pushdown Reserve against the ABL U.S. Borrowing Base, as and when applicable, in accordance with the terms of the ABL Credit Agreement and the Intercreditor Agreement.
“Term SOFR” means,
(a)     for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a three (3) month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the three (3) month tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such three (3) month tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such three (3) month tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)     for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such

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rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the one (1) month tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for the one (1) month tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such one (1) month tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
If Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII, or (iii) the date on which all of the Obligations are Paid in Full.
“The Children’s Place Canada Holdings, Inc.” means The Children’s Place Canada Holdings, Inc., a Delaware corporation, and a wholly owned Subsidiary of the Lead Borrower.
“Total Outstandings” means the aggregate outstanding principal balance of the Term Loan owing to all Lenders.
“Trading with the Enemy Act” has the meaning set forth in Section 10.22.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
“UFCA” has the meaning specified in Section 10.20(d).
“UFTA” has the meaning specified in Section 10.20(d).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain

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credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“U.S. Borrowers” means, collectively, the Lead Borrower, Services Company, TCP Brands, TCP International and each other Domestic Subsidiary who shall from time to time enter into a Joinder Agreement as a U.S. Borrower.
“U.S. Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of the U.S. Borrowers’ Eligible Credit Card Receivables multiplied by twelve and one-half percent (12.5%); provided that in no event shall the sum of (i) the amount available to be borrowed pursuant to this clause (a) plus (ii) the amount available to be borrowed pursuant to clause (a) of the ABL U.S. Borrowing Base (or any other analogous provision related to “Eligible Credit Card Receivables” as defined in the ABL Credit Agreement) exceed one hundred and two and one-half percent (102.5%) of Eligible Credit Card Receivables;
plus
(b)    the face amount of the U.S. Borrowers’ Eligible Trade Receivables (net of Receivables Reserves applicable thereto) multiplied by twelve and one-half percent (12.5%); provided that in no event shall the sum of (i) the amount available to be borrowed pursuant to this clause (b) plus (ii) the amount available to be borrowed pursuant to clause (b) of the ABL U.S. Borrowing Base (or any other analogous provision related to “Eligible Trade Receivables” as defined in the ABL Credit Agreement) exceed one hundred and two and one-half percent (102.5%) of Eligible Trade Receivables;
plus
(c)    the Cost of the U.S. Borrowers’ Eligible Inventory (net of Inventory Reserves applicable thereto) multiplied by twelve and one-half percent (12.5%) of the NOLV of such Eligible Inventory; provided that in no event shall the sum of (i) the amount available to be borrowed pursuant to this clause (c) plus (ii) the amount available to be borrowed pursuant to clause (c) of the ABL U.S. Borrowing Base (or any other analogous provision related to “Eligible Inventory” as defined in the ABL Credit Agreement) exceed one hundred and two and one-half percent (102.5% of Eligible Inventory);
plus

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(d)    the Cost of the U.S. Borrowers’ Eligible In-Transit Inventory (net of Inventory Reserves applicable thereto) multiplied by twelve and one-half percent (12.5%) of the NOLV of Eligible In-Transit Inventory; provided that in no event shall the amount available to be borrowed pursuant to this clause (d) and clause (d) of the Canadian Borrowing Base exceed ten percent (10%) of the lesser of (i) the Aggregate Borrowing Base (without giving effect to this clause (d) and clause (d) of the Canadian Borrowing Base) and (ii) the Total Outstandings;
plus
(e)    the Appraised Value of the U.S. Borrowers’ Eligible Intellectual Property (net of Intellectual Property Reserves applicable thereto) multiplied by thirty-five percent (35%) (provided, that, beginning on December 16, 2026, such advance rate shall be reduced by 4.375% on such date and on the last day of each Fiscal Quarter following such date until such date as the percentage hereof is 0%); provided that in no event shall the amount available to be borrowed pursuant to this clause (e) exceed the lesser of (i) $25,000,000 and (ii) thirty percent (30%) of the lesser of (A) the Borrowing Base and (B) the Total Outstandings; provided that, commencing on December 16, 2026, the $25,000,000 cap set herein shall be reduced by $3,125,000 on such date and on the last day of each Fiscal Quarter thereafter, until such date as the cap set forth herein is $0.
plus
(f)    the lesser of (i) the Liquidation Value of the U.S. Borrowers’ Eligible Real Estate (net of Realty Reserves applicable thereto) multiplied by seventy-five percent (75%);
plus
(g)    the Cost of the U.S. Borrowers’ Eligible Warehoused Inventory, net of Inventory Reserves, multiplied by twelve and one-half percent (12.5%) of the NOLV of such Eligible Warehoused Inventory;
minus
(h)    the then amount of all Availability Reserves.
“USCO” means the United States Copyright Office.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.02(b), such day is also a Business Day.
“U.S. Loan Party” means U.S. Borrowers and any other Loan Party that is a Domestic Subsidiary.
“Weekly BBC Reporting Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain ABL Excess Availability of at least the greater of (i) seventeen and one-half percent (17.5%) of the Global Line Cap at any time, or (ii) $65,000,000. For purposes of this Agreement, the occurrence of a Weekly BBC Reporting Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default has not been waived

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by the Required Lenders, and/or (ii) if the Weekly BBC Reporting Event arises as a result of the Borrowers’ failure to maintain ABL Excess Availability as required hereunder, until ABL Excess Availability has exceeded the greater of (i) seventeen and one-half percent (17.5%) of the Global Line Cap at any time and (ii) $65,000,000, in either case, for a period of sixty (60) consecutive days, in which case a Weekly BBC Reporting Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Weekly BBC Reporting Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly BBC Reporting Event in the event that the conditions set forth in this definition again arise.
“Wells Fargo Bank” means Wells Fargo Bank, National Association, a national banking association.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Zeavion License” means, collectively, (a) that certain License and Assignment Agreement, dated as of July 15, 2016, by and among The Gymboree Corporation, Gym-Mark Inc. and Zeavion Holding PTE. LTD., and (b) the related License Agreement, dated as of November 15, 2022, by and among Gym-Mark, Inc. and TCP Brands, on the one hand, and Zeavion Holding PTE, LTD, on the other hand, each as amended, supplemented or modified from time to time.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document); provided that notwithstanding anything to the contrary herein or in any other Loan Document, any reference to a defined term as defined in the ABL Credit Agreement or any other ABL Loan Document shall refer to the definition of such term as in effect on the date hereof (including with respect to any component definitions (or any sub-component definitions)), except with respect to any amendment or modification thereto (or to any component definitions (or any sub-component definitions)) permitted under this Agreement and the Intercreditor Agreement or otherwise consented to by the Administrative Agent., (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which

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such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) information disclosed in a particular Exhibit, Annex or Schedule to this Agreement or to any other Loan Document shall be deemed to be disclosed and incorporated under any other Exhibit, Annex or Schedule to this Agreement or to such other Loan Document where such disclosure would otherwise be appropriate, but only to the extent that it is reasonably apparent from the express language of such disclosure that it applies to the other Exhibit, Annex or Schedule.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the Payment in Full of the Obligations.
(e)For purposes of any Collateral located in the Province of Quebec or charged by any hypothec and for all other purposes pursuant to which the interpretation or construction of this Agreement or any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall include “movable property”, (ii) “real property” shall include “immovable property”, (iii) “tangible property” shall include “corporeal property”, (iv) “intangible property” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall include a reference to “opposable” or “set up” Liens as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” shall include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (xii) “joint and several” shall include solidary and “jointly and severally” shall include “solidarily”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (xv) “easement” shall include “servitude”, (xvi) “priority” shall include “prior claim” or rank, as applicable, (xvii) “survey” shall include “certificate of location and plan”, (xviii) “fee simple title” or “fee owned” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (xix) “ground lease” shall include an “emphyteusis” or a “lease with a right of superficies”, as applicable, (xx) “account” and “accounts receivable” shall include “claims”, (xxi) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively, (xxii) “foreclosure” shall include “the exercise of a hypothecary right of taking in payment”, (xxiii) “leasehold interest” shall include “rights resulting from a lease”, and (xxiv) “lease” shall include a “leasing contract (crédit-bail)”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

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1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04Rounding.Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day.Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06[Reserved].
1.07Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II or as otherwise expressly provided herein or in any of the other Loan Documents) to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, unless the context of this Agreement or any other Loan Document clearly requires otherwise, such amounts shall be deemed to refer to Dollars and any requisite currency translation shall be based on the Spot Rate and the permissibility of actions already taken shall not be affected by subsequent fluctuations in the Spot Rate. All certificates, reports and notices delivered under this Agreement shall express any amounts, calculations or determinations in Dollars. Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of the Term Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but the Term Loan is to be denominated in Canadian Dollars, such amount shall be the same dollar figure but denominated in Canadian Dollars. Principal, interest, reimbursement obligations, cash collateral for reimbursement obligations, fees, and all other amounts payable to the Agents, Lenders or other Credit Parties under this Agreement and the other Loan Documents shall be payable (except as otherwise specifically provided herein) in the currency in which such Obligations are denominated.
1.08Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability

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of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.09Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.10[Reserved].
1.11Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Loan Party makes any Permitted Acquisition or Permitted Disposition during any Measurement Period of the Lead Borrower, Consolidated EBITDA and Consolidated Fixed Charge Coverage Ratio, as applicable, for any such Measurement Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition or Permitted Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, or in such other manner mutually and reasonably agreed upon by the Lead Borrower and the Administrative Agent), as if such Permitted Acquisition or Permitted Disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such Measurement Period.
1.12Classification. For purposes of determining compliance at any time with Sections 7.01, 7.02 and 7.03, in the event that any Lien, Investment or Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 7.01, 7.02 and 7.03, the Lead Borrower, in its reasonable discretion, may classify or reclassify such transaction or item (or portion thereof) under one or more clauses of each such Section. It is understood and agreed that any Lien, Investment or Indebtedness need not be permitted solely by reference to one category of Permitted Encumbrance, Permitted Investment or Permitted Indebtedness, respectively, and may instead be permitted in part under any combination thereof, but the Lead Borrower will only be required to include the amount and type of such transaction (or portion thereof) in one (1) such category (or combination thereof). Notwithstanding the foregoing to the contrary, (a) all Liens securing the Obligations shall be deemed to have been incurred in reliance on clause (i) of the definition of “Permitted Encumbrances” and may not be reclassified or divided as set forth above, and (b) all Indebtedness under the Loan Documents shall be deemed to have been incurred in reliance on clause (h) of the definition of “Permitted Indebtedness” and may not be reclassified or divided as set forth above.

ARTICLE II.
THE COMMITMENTS AND BORROWINGS
2.01Term Loan; Reserves.
(a)Subject to the terms and conditions set forth herein, on the Closing Date, each Lender shall make to the Borrowers a term loan in the principal amount equal to its

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pro rata share of One Hundred Million Dollars ($100,000,000) (the “Term Loan”); provided that, in no event shall the Term Loan made by any Lender exceed the lesser of (i) the amount of such Lender’s Commitment of the Term Loan or (ii) such Lender’s Applicable Percentage of the sum of (i) the Borrowing Base plus (ii) the Term Pushdown Reserve (based upon the Borrowing Base Certificate delivered by the Lead Borrower to the Administrative Agent on the Closing Date). The Term Loan is not a revolving credit facility and if repaid, may not be redrawn, and any repayments or prepayments of principal on the Term Loan shall permanently reduce the Term Loan. The Borrowers irrevocably authorize the Administrative Agent and the Lenders to disburse the proceeds of the Term Loan on the Closing Date in accordance with the terms of this Agreement. Upon the making of the Term Loan on the Closing Date, the Commitments shall be irrevocably terminated.
(b)The Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(f) hereof.
(c)The Administrative Agent shall have the right, at any time and from time to time on or after the Closing Date in its reasonable discretion to establish, modify or eliminate Reserves
2.02Borrowings of the Term Loan.
(a)The Term Loan shall be SOFR Loans at all times, subject to Section 3.03.
(b)To the extent not paid by the Borrowers when due (after taking into consideration any grace period), the Administrative Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document, as and when due and payable, and may charge the same to the Loan Account. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.06. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(b) shall constitute a Term Loan and shall bear interest at the interest rate then and thereafter applicable to the Term Loan.
2.03[Reserved.]
2.04Early Termination Fee. Upon the occurrence of an Applicable Premium Trigger Event, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, the Early Termination Fee. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including automatically, by operation of law or otherwise), the Early Termination Fee, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loan was prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Early Termination Fee payable in accordance with this Section 2.04 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event, and the Loan Parties agree that it is reasonable under the circumstances currently existing. The Early Termination Fee shall also be payable in the event the Obligations (and/or this Agreement or the other Loan Documents) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means whatsoever. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LOAN PARTIES EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING EARLY TERMINATION FEE IN CONNECTION WITH ANY SUCH ACCELERATION OR OTHERWISE. Each of the Loan Parties expressly agrees that (A) the Early Termination Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Early Termination Fee shall be payable

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notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Early Termination Fee, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.04, (E) their agreement to pay the Early Termination Fee is a material inducement to the Lenders to make the Term Loan, and (F) the Early Termination Fee represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Applicable Premium Trigger Event.
2.05Voluntary Prepayments. The Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Term Loan in whole or in part without premium or penalty (subject to Section 2.04 above); provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to any date of prepayment of the Term Loan; (ii) any prepayment of the Term Loan shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of the Term Loan shall be accompanied by all accrued interest on the amount prepaid and the applicable Early Termination Fee.
2.06Mandatory Prepayments. Unless any amount described in clauses (a) or (b) below, solely with respect to ABL Priority Collateral, or any amount described in clauses (d) or (e) below, is required to reduce the ABL Obligations in accordance with the terms of the ABL Credit Agreement prior to the Discharge of ABL Obligations, and is actually applied to reduce the ABL Obligations in accordance with the terms of the ABL Credit Agreement (and otherwise subject to the terms of the Intercreditor Agreement):
(a)If any Loan Party receives Net Proceeds as a result of a Disposition of any property of any Loan Party or Subsidiary thereof as set forth in clause (a) of the definition of Prepayment Event, then within three (3) Business Days after the receipt by any Loan Party of such Net Proceeds, the Borrowers shall make a prepayment of the Term Loan in an amount equal to 100% of such Net Proceeds.
(b)If any Loan Party receives Net Proceeds as a result one or more recovery events in respect of property as set forth in clause (b) of the definition of Prepayment Event, then within three (3) Business Days following the date of receipt of any Net Proceeds, the Borrowers shall make a prepayment of the Term Loan in an amount equal to 100% of the Net Proceeds then received from such Prepayment Event.
(c)Upon the occurrence of an event set forth in clause (c) of Prepayment Event, then within three (3) Business Days following the date of receipt of any Net Proceeds, the Borrowers shall make a prepayment of the Term Loan in an amount equal to 100% of the Net Proceeds then received from such Prepayment Event.
(d)Upon the occurrence of an event set forth in clause (d) of Prepayment Event, then within three (3) Business Days following the date of receipt of any Net Proceeds, the Borrowers shall make a prepayment of the Term Loan in an amount equal to 100% of the Net Proceeds then received from such Prepayment Event.
(e)If an event set forth in clause (e) of Prepayment Event has occurred, then within three (3) Business Days Business Days following the date of receipt of any Net Proceeds, the Borrowers shall make a prepayment of the Term Loan in an amount equal to 100% of the Net Proceeds then received from such Prepayment Event.
(f)If for any reason the Combined Total Outstandings at any time exceed the sum of the ABL Aggregate Borrowing Base and the Aggregate Borrowing Base as then in effect, then (a) until the Discharge of ABL Obligations, the Borrowers shall immediately prepay first, the ABL

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Obligations and, then, the Term Loan and (b) thereafter, the Borrowers shall immediately prepay the Term Loan, in each case of clauses (a) and (b), in an aggregate amount to eliminate such excess.
(g)Each prepayment of the Term Loan made pursuant to this Section 2.06 shall be applied to scheduled installments thereof in inverse order of maturity and accompanied by the payment of (i) accrued interest to the date of such payment on the amount prepaid and (ii) whether before or after an Event of Default or acceleration, the Early Termination Fee, if any, payable pursuant to Section 2.04 in connection with any prepayment of the Term Loan.
(h)No later than three (3) Business Days in advance of the making of any mandatory prepayment pursuant to this Section 2.06 (other than Section 2.06(f) above), Borrowers shall deliver, or cause to be delivered, to the Administrative Agent for distribution to the Lenders written notice of the amount and date of such mandatory prepayment. Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of the Term Loan required to be made pursuant to clauses (a), (b), (c), (d), and (e) of this Section 2.06 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Lead Borrower no later than 5:00 P.M. (New York City time) one (1) Business Day prior to the scheduled date of such prepayment. Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the prepayment to be rejected, any such failure will be deemed to be an acceptance of the total amount of such mandatory prepayment of the Term Loan. Any Declined Proceeds may be retained by the Borrowers.
2.07Repayment of the Term Loan. The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of the Term Loan outstanding on such date.
2.08Interest.
(a)Subject to the provisions of Section 2.08(b) below, the Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Margin
(b)If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(c)If any Event of Default has occurred and is continuing, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter, until such Event of Default has been duly waived as provided in Section 10.01 hereof, such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.
(d)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(e)Interest on the Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(f)For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a period of time different from the actual number of days in the year (for the purposes of this Section 2.08(f), the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first

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rate multiplied by the actual number of days in the calendar year in which the rate is to be ascertained and divided by the number of days in the shorter period, and the Canadian Loan Parties acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. Each Canadian Loan Party hereby confirms that it fully understands and is able to calculate the rate of interest applicable to the Term Loan based on the methodology for calculating per annum rates provided for in this Agreement. Each Canadian Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any other Loan Document, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties as required pursuant to Section 4 of the Interest Act (Canada).
2.09Fees. The Borrowers shall pay to the Administrative Agent fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10Computation of Interest and Fees; Conforming Changes.
(a)All computations of interest and fees shall be made on the basis of a 360-day year. Interest shall accrue on each outstanding Term Loan for the day on which the Term Loan is made, and shall not accrue on the Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that the Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.11Evidence of Debt.
(a)The Term Loan made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of the Term Loan from such Lender, each payment and prepayment of principal of any the Term Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loan made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Term Loan in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

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2.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars or Canadian Dollars, as applicable, and in immediately available funds not later than 2:00 p.m. on the date specified herein. Subject to Section 2.14 hereof, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loan to the Borrowers are several and not joint. The failure of any Lender to make the Term Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan hereunder.
(d)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Term Loan in any particular place or manner.
2.13Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:
(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

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(b)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loan to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14Settlement Among Lenders.
(a)The amount of each Lender’s Applicable Percentage of outstanding Term Loan shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Term Loan and repayments of the Term Loan received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.
(b)The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Term Loan for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of the Term Loan made by each Lender shall be equal to such Lender’s Applicable Percentage of the Term Loan outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the federal funds rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER
3.01Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law. If the Loan Parties shall be required by applicable Law to deduct or withhold any Taxes from such payments, then (i) in the case of any Indemnified Taxes (including any Other Taxes), the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or a Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions and (iii) the Loan Parties shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

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(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of any Taxes by the Loan Parties to a Governmental Authority pursuant to this Section 3.01, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)duly completed copies of Internal Revenue Service Form W-8BEN-E (or, if applicable W-8BEN), claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(ii)duly completed copies of Internal Revenue Service Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN-E (or, if applicable W-8BEN); or

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(iv)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.
(f)FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal income withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent (or in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent (or in the case of a Participant, the Lender granting the participation) as may be necessary for the Administrative Agent or the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
3.02Illegality. If any Lender determines that any change in market conditions or any change in Law has made it unlawful or impractical, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to determine or charge interest rates based upon the Term SOFR Reference Rate, Term SOFR or SOFR, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to continue SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, if necessary to avoid such illegality or impracticability, in the case of any SOFR Loans of such Lender that are outstanding, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (and if applicable, without reference to Term SOFR), as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03Inability to Determine Rates.
(a)General. Subject to Section 3.03(b) below, if the Required Lenders determine that for any reason in connection with any continuation of a SOFR Loan that (a) Term SOFR cannot be determined pursuant to the definition of such term on or prior to the first day of any

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applicable Interest Period, (b) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan, or (c) Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to maintain SOFR Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted.
(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.03(b)), upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Lead Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Lead Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such

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Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) the Lead Borrower may revoke any pending continuation of SOFR Loans to be continued during any Benchmark Unavailability Period and, failing that, the Lead Borrower will be deemed to have converted any such request into a conversion to Base Rate Loans, and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
3.04Increased Costs.
(a)Increased Costs Generally. If any (i) Change in Law, or (ii) compliance by any Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority (including Regulation D of the FRB) shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender;
(ii)subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(iii)impose on any Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or any Base Rate Loan determined with reference to Term SOFR) (or of maintaining its obligation to make the Term Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the applicable Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan made my such Lender to a level below that which

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such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of the Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for the Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrowers to prepay, borrow, continue or convert the Term Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or
(c)any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
Anything to the contrary contained herein notwithstanding, none of any Agent, any Lender or any of their Participants, is required to match fund any Obligation as to which interest accrues based on Term SOFR.
A certificate of the Administrative Agent or a Lender delivered to the Lead Borrower setting forth the amount that the Administrative Agent or such Lender is entitled to receive pursuant to this Section 3.05 shall be conclusive absent manifest error. The Borrowers shall pay such amount to the Administrative Agent or such Lender, as the case may be, within ten (10) days after receipt thereof.
3.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially

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reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.
3.07Survival. All of the Borrowers’ obligations under this Article III shall survive termination the repayment of all Obligations hereunder and resignation of any Agent.
3.08Designation of Lead Borrower as Borrowers’ Agent.
(a)Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain the Term Loan, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of the Term Loan so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which the Term Loan is recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.
(b)Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower shall have joint and several liability in respect of all Obligations, without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Credit Parties, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Obligations of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other Person at any time of any right or remedy against any Borrower or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Facility Guaranty therefor or right of offset with respect thereto. Each Borrower hereby acknowledges that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered the Term Loan Notice) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Term Loan made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of the Term Loan, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other Person under any other guarantee of, or security for, any of such amounts owing hereunder. Without limiting the generality of the foregoing, each Borrower expressly acknowledges and agrees that it is jointly and severally liable for the Obligations of the Canadian Loan Parties, and each Canadian Loan Party expressly acknowledges and agrees that it is jointly and severally liable for the Obligations of the U.S. Loan Parties.
(c)The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested the Term Loan. Neither the

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Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.
ARTICLE IV.
CONDITIONS PRECEDENT TO THE BORROWING
4.01Conditions of Borrowing. The obligation of each Lender to make the Term Loan on the Closing Date is subject to satisfaction of the following conditions precedent no later than the Outside Date referred to below (except to the extent any of the following conditions precedent are permitted to be satisfied after the Closing Date in accordance with Section 6.23):
(a)The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;
(ii)a Note executed by the applicable Borrowers in favor of each Lender requesting a Note;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(iv)copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation;
(v)favorable opinions of (A) Blank Rome LLP, counsel to the Loan Parties, (B) Burr & Forman LLP, local Alabama real estate counsel to the Loan Parties, and (C) Borden Ladner Gervais LLP, Canadian counsel to the Loan Parties and Stewart McKelvey, special Nova Scotia counsel to the Loan Parties, each addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(vi)a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.01(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) either that (1) no consents, licenses or approvals (other than those referenced in Section 4.01(a)(iii) of this Agreement) are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect, (D) to the Solvency of the Loan Parties on a Consolidated basis as of the Closing Date after giving effect to the transactions contemplated hereby, and (E) a

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calculation of Consolidated Fixed Charge Coverage Ratio as of the Fiscal Quarter ended October 31, 2025, in form and detail reasonably satisfactory to the Administrative Agent;
(vii)evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agents required under the Loan Documents have been obtained and are in effect;
(viii)a mortgage title policy and commitment, survey, a zoning report or assessment, a Phase I environmental site assessment, UCC-1 financing statements covering fixtures located at the Mortgaged Property and such other certificates, documents or filings have been delivered and such other actions have been taken that the Administrative Agent may deem necessary or desirable in order to create valid, legal and perfected first priority Lien on the Mortgaged Property;
(ix)the Security Documents (including, without limitation, the Mortgage and the Blocked Account Agreements satisfactory in form and substance to the Administrative Agent with each Blocked Account Bank (it being agreed that, prior to the Discharge of ABL Obligations, the form agreed by the ABL Agent (other than with respect to Term Loan Priority Account) shall be deemed to be reasonably acceptable to the Agents so long as the Collateral Agent is a party thereto and such agreement provides for substantially the same rights in favor of the Collateral Agent as provided to the ABL Agent, subject to the Intercreditor Agreement)), each duly executed by the applicable Loan Parties;
(x)an amendment to each of the Mithaq Subordinated Notes duly executed by each of the parties thereto, which shall, in each case, amend the stated maturity thereof;
(xi)all other Loan Documents, each duly executed by the applicable Loan Parties and the other parties thereto;
(xii)(A)    appraisal by a third party appraiser of all Inventory of the Borrowers, dated as of July 31, 2025, the results of which are satisfactory to the Administrative Agent (including a call with such third party appraiser), (B) the Initial IP Appraisal, the results of which are satisfactory to the Administrative Agent in its discretion and on which the Administrative Agent and each Lender are specifically permitted to rely (including a call with Hilco), (C) a written report regarding the results of a commercial finance examination by a third party examiner of the Loan Parties, dated as of June 6, 2025, which shall be satisfactory to the Administrative Agent rely (including a call with such third party examiner) and (D) appraisal by a third party appraiser of the Alabama Property, dated as of June 19, 2025, the results of which are satisfactory to the Administrative Agent;
(xiii)results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, or subordination agreements reasonably satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Collateral Agent for the delivery of such termination statements and releases have been made;
(xiv)(A)    all documents and instruments, including Uniform Commercial Code and PPSA financing statements and Intellectual Property filings, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens having the priority contemplated by the Loan Documents) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent and (B) the

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Credit Card Notifications and Blocked Account Agreements required pursuant to Section 6.13 hereof;
(xv)The Administrative Agent shall have received the original stock certificates representing all issued and outstanding shares of the Borrowers, together with an original irrevocable stock power for each such certificate, executed in blank by a duly authorized officer of the pledgor thereof; and
(xvi)such other assurances, certificates, documents, consents or opinions as the Agents reasonably may require.
(b)The Administrative Agent shall be satisfied that after giving effect to (i) the funding of the Term Loan hereunder and (ii) consummation of the transactions and payment of all fees and expenses in connection therewith, ABL Excess Availability shall be not less than $133,000,000. For purposes of calculating ABL Excess Availability as of the date hereof, the Lead Borrower, on behalf of the Borrowers, shall certify to the Administrative Agent that (i) all lease payments, accounts payable, payments due under Indebtedness (other than the Obligations) and Taxes are current, or are otherwise in accordance in all material respects with ordinary course payment practices of the Borrowers, in each case, excluding good faith disputes.
(c)The representations and warranties of each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except (i) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.
(d)The Administrative Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the month ended on November 1, 2025, and executed by a Responsible Officer of the Lead Borrower.
(e)The Administrative Agent shall have received (i) Audited Financial Statements; (ii) unaudited quarterly financial statements (including an income statement and a balance sheet) for each quarter ending on or about October 31, 2025 (the “Interim Financial Statements”); (iii) a closing balance sheet adjusted to give effect to the transactions contemplated hereby and (iv) a report setting forth the sales and merchandise margin by channel (that is, retail channel, e-commerce channel, wholesale channel and international channel) from the period from November 2, 2025 through the Saturday immediately preceding the Closing Date, or if such Saturday is less than two (2) Business Days preceding the Closing Date, the immediately preceding Saturday; all of the foregoing in form and substance acceptable to the Administrative Agent.
(f)The Administrative Agent shall have received and be satisfied with an ABL Excess Availability model, Store and e-Commerce statistics, fleet optimization initiative, recent accounts receivables and accounts payables aging and inventory stock ledger summary, in form and substance reasonably satisfactory to the Administrative Agent.
(g)The Administrative Agent shall have received and be satisfied with a detailed forecast for the period commencing on the Closing Date and ending with the end of the following Fiscal Year.
(h)The Administrative Agent shall have attended an in-person meeting with the Loan Parties’ senior management.
(i)Substantially concurrently with the satisfaction of other conditions precedent set forth in this Section 4.01, the Borrowers and the other Loan Parties shall have entered into an ABL Eighth Amendment and the Administrative Agent shall have received (i) a counterpart of

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the Intercreditor Agreement, signed by the ABL Agent, the Administrative Agent and acknowledged by the Loan Parties party thereto, and (ii) a certificate signed by a Responsible Officer certifying that true, correct and complete copies of all material documents relating to the ABL Eighth Amendment (A) have been delivered to Administrative Agent on or prior to the Closing Date, and (B) are in full force and effect.
(j)There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(k)There shall not have occurred any material default of any Material Contract of any Loan Party, the ABL Loan Documents or any documents or agreements evidencing any Material Indebtedness.
(l)The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.
(m)All fees required to be paid to the Agents on or before the Closing Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Closing Date shall have been paid in full.
(n)The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
(o)The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Canadian AML Legislation.
(p)No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Each of the parties hereto acknowledge and agree that if the Closing Date does not occur on or prior to December 17, 2025 at 11:59 p.m. (Eastern Time) the “Outside Date”), this Agreement shall immediately terminate and shall be of no force and effect without any notice to or action by the Administrative Agent, any Lender, any Loan Party or any other Person.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
To induce the Credit Parties to enter into this Agreement and to make the Term Loan hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

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5.01Existence, Qualification and Power.Each Loan Party and each Subsidiary thereof: (a) is a corporation, company, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation; (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted or as proposed to be conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its jurisdiction of incorporation or organization and the name under which each Loan Party conducts its business (if different), its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation, formation or organization, its federal employer identification number, the address of its chief executive office and principal place of business, and, with respect to each Canadian Loan Party, the address of its registered office.
5.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is, or is to be, a party has been duly authorized by all necessary corporate or other organizational action and does not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with, or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) any governmental licenses, permits, authorizations, consents and approvals; except, in each case referred to in this clause (b), to the extent that any such conflict, breach, termination, contravention or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than (i) Liens in favor of the Collateral Agent under the Security Documents and (ii) ABL Liens; or (d) violate any Law.
5.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof, subject, in the case of ABL Priority Collateral, to the Intercreditor Agreement), or (b) such as have been obtained or made and are in full force and effect.
5.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
5.05Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)Each unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries delivered pursuant to Sections 6.01(b) and 6.01(c) since the date of the audited Consolidated financial statements most recently delivered pursuant to Section 6.01(a), and the related Consolidated statements of income or operations and cash flows, as applicable, for the

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applicable fiscal periods ended on the dates reflected in each such unaudited balance sheet, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of normal year-end audit adjustments and footnotes.
(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06Litigation. (a) Except as otherwise set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (b) Schedule 5.06 sets forth, as of the Closing Date, a list of suits and proceedings actually known to the Loan Parties that are filed by Store landlords before any Governmental Authority against any Loan Party.
5.07No Default. No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08Ownership of Property; Liens.
(a)Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title and leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use, all personal property (including Intellectual Property) and assets material to the ordinary conduct of its business as currently conducted or as proposed to be conducted, free and clear of all Liens, other than Permitted Encumbrances, except (i) as otherwise set forth on Schedule 5.17(a), and (ii) such defects in title, leasehold interests and licenses as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Schedule 5.08(b)(1) sets forth the address (including street address, and, as applicable, county and state or province) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 5.08(b)(2) sets forth the address (including street address, and, as applicable, county and state or province) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect as of the Closing Date and the Loan Parties are not in default of the terms thereof, except for such defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Schedule 7.01 sets forth a complete and accurate list of all Liens in respect of Indebtedness for borrowed money (other than in favor of the ABL Agent) on the property or assets of each Loan Party or any Subsidiary of a Loan Party to be permitted as of the Closing Date pursuant to clause (g) of the definition of Permitted Encumbrances, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each

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Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 7.01 and other Permitted Encumbrances.
(d)Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party to be permitted as of the Closing Date pursuant to clause (f) of the definition of Permitted Investments, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.
(e)Schedule 7.03 sets forth a complete and accurate list of all Indebtedness for borrowed money of each Loan Party or any Subsidiary of a Loan Party to be permitted as of the Closing Date pursuant to clause (a) of the definition of Permitted Indebtedness, showing as of the Closing Date the amount, obligor or issuer and maturity thereof. As of the Closing Date, after giving effect to the transactions contemplated hereby, the Loan Parties have no Indebtedness for borrowed money except for the Indebtedness set forth on Schedule 7.03 and other Permitted Indebtedness.
5.09Environmental Compliance.
(a)No Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Except as otherwise set forth in Schedule 5.09, to the knowledge of the Loan Parties, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, municipal or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.
(c)Except as otherwise set forth on Schedule 5.09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.
5.10Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

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5.11Taxes. The Loan Parties and their Subsidiaries have (a) filed (i) all United States and Canadian federal income Tax returns required to be filed, and (ii) all other material United States and Canadian federal, state, provincial and other Tax returns and reports required to be filed, and (b) have paid all such federal, state, provincial and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed Tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any Tax sharing agreement.
5.12ERISA, Canadian Pension Plan Compliance.
(a)The Lead Borrower, each of its ERISA Affiliates, and each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or, to the knowledge of the Lead Borrower, is likely to arise on account of any Plan or Multiemployer Plan.
(b)There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Lead Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)Except as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(d)All Canadian Pension Plans are duly registered under the Income Tax Act (Canada), applicable pension standards legislation and any other applicable Laws which require registration and no event has occurred which could reasonably be expected to cause the loss of such registered status. Each Loan Party has complied with the Income Tax Act (Canada) and all applicable Laws regarding each Canadian Pension Plan, except in each case where the failure to do so could not reasonably be expected to result in any Lien (except for contribution amounts not yet due and payable) or a Material Adverse Effect. No Loan Party has sponsored, maintained, contributed to or otherwise incurred liability under a Canadian Defined Benefit Plan. All employee and employer payments, contributions or premiums required to be withheld, made, remitted or paid to or in respect of each Canadian Pension Plan and all other amounts that are due to the pension fund of any Canadian Pension Plan from any Loan Party have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreement or employment contract and all applicable Laws in all material respects. Any assessments owed to the Pension Benefits Guarantee Fund (or similar governmental authorities of other jurisdictions) established under the Pension Benefits Act

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(Ontario) (or similar pension standards legislations of other jurisdictions) in respect of any Canadian Pension Plan have been paid when due, except where the failure to do so has not had or would not reasonably be expected to result in a Material Adverse Effect. No Canadian Loan Party nor any of its Subsidiaries has any liability for any Canadian Pension Plan which has been terminated or discontinued, except where the failure to do so has not had or would not reasonably be expected to result in a Material Adverse Effect.
5.13Subsidiaries; Equity Interests.
(a)The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary, listed by class, and setting forth the number and percentage of the outstanding Equity Interests of each such class owned directly or indirectly by the applicable Loan Party. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13, free and clear of all Liens except for those created under the Security Documents and ABL Liens. Except for the mandatory redemption permitted under Section 7.03(c)(iii) hereof, no Loan Party or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any such Equity Interests. The Loan Parties have no equity investments in any other corporation, partnership or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Part (c) of Schedule 5.13 is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and a description of the number of shares or other Equity Interests of each such class that are issued and outstanding. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and, other than with respect to the Lead Borrower, are owned in the amounts specified on Part (c) of Schedule 5.13, free and clear of all Liens except for those created under the Security Documents and ABL Liens. Except as set forth in Schedule 5.13, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.
(b)As of the Closing Date, TCP Canada Inc. does not own any assets, other than (x) books, records, rights and other assets associated with its existence, and (y) other immaterial assets not used in connection with any of the Loan Parties’ business operations.
5.14Margin Regulations; Investment Company Act.
(a)Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of the Term Loan shall be used directly or indirectly for the purpose of purchasing or carrying any Margin Stock, for the purpose of extending credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that violates the provisions of Regulation T, U or X of the FRB. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.
(b)None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be

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expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance (A) in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (B) with Sections 10.17 and 10.22.
5.17Intellectual Property; Licenses, Etc. Each Loan Party owns, or holds licenses in, all Intellectual Property, trade names, domain names, patent rights and other authorizations that are material to the conduct of business of the Loan Parties, taken as a whole, as currently conducted and as proposed to be conducted. Attached hereto as Schedule 5.17(a) is a true, correct, and complete listing of all registered Material Intellectual Property as to which a Loan Party is the exclusive owner or is an exclusive licensee. Attached hereto as Schedule 5.17(b) is a true, correct, and complete listing of all Franchise Agreements with respect to Borrower Intellectual Property. To the best knowledge of the Lead Borrower, (a) except as set forth on Schedule 5.17(a) and other than the Zeavion License, (i) there is no action, proceeding, claim or complaint pending or, threatened in writing to be brought against any Loan Party which might jeopardize, challenge the use or cancel the validity of any of such Person’s interest in any of the foregoing registered Material Intellectual Property, except those which are not material to the conduct of business of the Loan Parties, taken as a whole, and (ii) no Material Intellectual Property (including, without limitation, any registered Material Intellectual Property set forth on Schedule 5.17(a)) infringes upon any rights held by any other Person, and (b) other than the Zeavion License, no Material Intellectual Property of any Loan Party is subject to any exclusive license for the use thereof that contains any terms or conditions that could reasonably be expected to restrict the Agents’ right to utilize and/or dispose of such Material Intellectual Property in connection with any realization on the Collateral in a manner consistent with the most recent appraisal obtained by the Administrative Agent in accordance with Section 6.10 hereof. All registered Material Intellectual Property exclusively owned or exclusively licensed by, or otherwise subject to any exclusive interests of, any Loan Party or any Subsidiary is set forth on Schedule 5.17(a) hereto (as such schedule may be updated from time to time in accordance with the terms hereof). The Loan Parties have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature. The Loan Parties are in material compliance with all Franchise Agreements set forth on Schedule 5.17(b).
5.18Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Part (a) of Schedule 5.18, the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, local or foreign Law dealing with such matters, except for any noncompliance which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Part (b) of Schedule 5.18, no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar Law. All material payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Part (c) of Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by (i) any collective bargaining agreement or (ii) any management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement which, in each case in this clause (ii), imposes commitments on such Loan Party or its Subsidiary in excess of $3,000,000 (or, with respect to a Canadian Loan Party or any Subsidiary thereof, $500,000) per year. There are no representation proceedings

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pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board or any other Governmental Authority or arbitrator, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound. Each Loan Party and its Subsidiaries are in material compliance with all requirements pursuant to employment standards, labor relations, health and safety, workers compensation and human rights laws, immigration laws and other applicable employment legislation. To the knowledge of the Loan Parties, no officer or director of any Loan Party who is party to an employment agreement with such Loan Party is in violation of any term of any employment contract or proprietary information agreement with such Loan Party; and to the knowledge of the Loan Parties, the execution of the employment agreements and the continued employment by the Loan Parties of the such persons, will not result in any such violation.
5.19Security Documents.
(a)The Security Documents are effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral. The financing statements and other filings (including fixture filings) are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement or the Canadian Security Agreement, as applicable. Upon such filing and/or the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable UCC (including fixture filings) or PPSA (including fixture filings), as applicable, the Collateral Agent will have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person, except for Permitted Encumbrances having priority under applicable Law and ABL Liens.
(b)When each Intellectual Property Security Agreement is filed in the PTO, CIPO, if applicable, the USCO and any other applicable foreign filing or registration office, and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement or the Canadian Security Agreement, as applicable, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Material Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the PTO, the USCO, CIPO or any such other foreign filing or registration office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the PTO, the USCO, CIPO and/or such other foreign filing or registration office as may be necessary to perfect a Lien on registered trademarks, trademark applications, copyrights and copyright applications acquired by the Loan Parties after the Closing Date).
(c)The Mortgage creates in favor of the Collateral Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgage), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Mortgage has been recorded with the appropriate Governmental Authorities and the Collateral Agent has a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority by operation of applicable Law).

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5.20Solvency. After giving effect to the transactions contemplated by this Agreement and the ABL Loan Documents, and before and after giving effect to the Borrowing, the Loan Parties, on a Consolidated basis, are Solvent, and no Canadian Loan Party is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.
5.21Deposit Accounts; Credit Card Arrangements.
(a)Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.
(b)Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges for sales made by such Loan Party.
5.22Brokers. No broker or finder brought about the obtaining, making or closing of the Term Loan or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith. Each Loan Party hereby jointly and severally indemnifies each Credit Party against, and agrees that such Person will hold each such Credit Party harmless from, any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission incurred by such indemnifying party or the Lead Borrower or its Affiliates or a representative of such Person.
5.23Customer and Trade Relations. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in, the business relationship of any Loan Party with any supplier material to its operations.
5.24Material Contracts. No Loan Party is in default under any Material Contract to which such Person is a party or by which such Person is bound, the effect of which default is to cause, or to permit the other party(ies) to such Material Contract to cause, with the giving of notice if required, such Material Contract to be terminated. Set forth on Schedule 5.24 is a description of all Material Contracts of the Loan Parties, showing the parties and principal subject matter thereof and amendments and modifications thereto; provided, however, that the Lead Borrower may amend Schedule 5.24 to add additional Material Contracts so long as such amendment occurs by written notice to the Administrative Agent not less than five (5) days after the date on which such Loan Party enters into such Material Contract after the Closing Date. Except for matters which, either individually or in the aggregate, could not reasonably be expected to either result in a Material Adverse Effect or expose the Loan Parties to liabilities greater than $20,000,000 (or, with respect to a Canadian Loan Party, $2,000,000), each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiaries and, to the best of the Lead Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b)  is not in default due to the action or inaction of any Loan Party or its Subsidiaries and (c) the consummation of the financing arrangements contemplated hereunder, will not constitute or create a default or create a right of termination under any Material Contract.
5.25Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.26OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries

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and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of the Term Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Credit Party or other individual or entity participating in any transaction).
5.27Patriot Act, Etc. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the Foreign Assets Control Regulations and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”), and (c) the Canadian AML Legislation. The Beneficial Ownership Certification for the Borrowers most recently provided to the Agents and the Lenders hereunder is true, correct and complete in all respects.
5.28Swap Contracts. On each date that any Swap Contract is executed by any provider, each Loan Party satisfies all eligibility, suitability and other requirements under the Commodity Exchange Act and the Commodity Futures Trading Commission regulations.

ARTICLE VI.
AFFIRMATIVE COVENANTS
Until Payment in Full of the Obligations, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ending February 1, 2026), or such later date as otherwise expressly permitted by the SEC, a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, the related Consolidated and consolidating statements of income or operations and Consolidated statements of Shareholders’ Equity and the related Consolidated statement of cash flows for such Fiscal Year (it being understood and agreed that the consolidating balance sheet and income statement shall be at a general ledger level only), setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (A) the previous Fiscal Year and (B) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by (i) a report and unqualified opinion of BDO USA or another public accounting firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that, such report may contain a “going concern” or like qualification or exception, or qualification or exception as to the scope of the audit, if such qualification or exception is related solely to an upcoming maturity date of any Indebtedness incurred under this Agreement), (ii) an opinion of such public accounting firm independently assessing the Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls except for such material weaknesses as to which the Required Lenders do not object and (iii) as to statements not covered by an audit, certification by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated and consolidating financial statements of the Lead Borrower and its Subsidiaries;

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(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Lead Borrower, and within sixty (60) days after the end of the last Fiscal Quarter of each Fiscal Year of the Lead Borrower, in each case, or such later date as otherwise expressly permitted by the SEC (with respect to the deliverables set forth in the following clauses (i)(A), (i)(B) and (i)(C) only), (i) a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, the related Consolidated and consolidating statements of income or operations and Consolidated statements of Shareholders’ Equity and the related Consolidated statement of cash flows for such Fiscal Quarter, and for the portion of the Fiscal Year then ended (it being understood and agreed that the consolidating balance sheet and income statement shall be at a general ledger level only), setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated and (where relevant) consolidating statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter and for the period then ended in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) beginning with the last Fiscal Quarter of the Fiscal Year of the Closing Date, a summary report (in form and substance similar to the reporting provided by the Loan Parties on or prior to the Closing Date) setting forth the following operational and financial developments during such quarterly accounting period (A) revenue by channel (that is, retail channel, e-commerce channel, wholesale channel and international channel), (B) merchandise margin by channel (that is, retail channel, e-commerce channel, wholesale channel and international channel), (C) a 4-wall EBITDA per store location, and (D) a summary of e-commerce key performance indicators in form and detail consistent with past summaries of key performance indicators provided to the Administrative Agent prior to the Closing Date, all in form and substance reasonably satisfactory the Administrative Agent;
(c)as soon as available, but in any event within thirty (30) days after the end of each of the first two (2) Fiscal Months of each Fiscal Quarter of the Lead Borrower, and within forty-five (45) days after the end of the last Fiscal Month of each Fiscal Quarter of the Lead Borrower, a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated and consolidating statements of income or operations, and for the portion of the Fiscal Year then ended (it being understood and agreed that the consolidating balance sheet and income statement shall be at a general ledger level only), setting forth in each case, but only with respect to the Consolidated statements, in comparative form the figures for the corresponding Fiscal Month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated and consolidating statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition and results of operations of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month and for the period then ended in accordance with GAAP, subject only to normal year-end and quarter-end closing audit adjustments and the absence of footnotes (it being understood and agreed that the Lead Borrower does not make certain adjustments to the month-end financial statements, as it does with respect to the quarter-end and year-end financial statements, as disclosed to the Administrative Agent prior to the date hereof);
(d)as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, (i) a month-by-month business plan for the immediately succeeding Fiscal Year prepared by management of the Lead Borrower, in each case the form of which shall be substantially similar to the business plan for the Fiscal Year ended January 28, 2026 (it being understood and agreed that such format is subject to change from time to time) and the substance of which shall be reasonably satisfactory to the Administrative Agent, which shall include the Consolidated balance sheet of the Lead Borrower and its Subsidiaries for such period, and the related Consolidated statements of income or operations, and Consolidated statement of cash flows for such period, and monthly availability model and projections for each Borrowing Base and total revenues for such succeeding Fiscal Year, and (ii) (x) monthly sales projections by

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channel (that is, retail channel, e-commerce channel and wholesale channel) for such succeeding Fiscal Year and (y) monthly merchandise gross margin projections for such succeeding Fiscal Year (each, a “Business Plan”); and
(e)by not later than the end of each Fiscal Year of the Lead Borrower, (x) a month-by-month preliminary business plan for the immediately succeeding Fiscal Year prepared by management of the Lead Borrower, the form of which shall be in form and the substance reasonably satisfactory to the Administrative Agent, which shall include (i) the Consolidated balance sheet of the Lead Borrower and its Subsidiaries for such period, and the related Consolidated and statements of income or operations, and Consolidated statement of cash flows for such period (ii) actual year-to-date monthly sales by channel (that is, retail channel, e-commerce channel and wholesale channel) for the portion of the then-current Fiscal Year then ended through November 30th of such Fiscal Year and estimates for the December and January Fiscal Months of such Fiscal Year, (iii) monthly sales projections by channel (that is, retail channel, e-commerce channel and wholesale channel) for the upcoming Fiscal Year and (iv) monthly merchandise gross margin projections for such succeeding Fiscal Year (each, a “Preliminary Business Plan”), and (y) monthly availability model and projections for the ABL Borrowing Base and the Borrowing Base for such succeeding Fiscal Year.
6.02Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:
(a)concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its public accounting firm certifying such financial statements;
(b)(i) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), 6.01(b) and 6.01(c), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, which shall include, without limitation, (A) a certification as to the amount, if any, of rent under any Leases, and any obligations and liabilities with respect to Taxes, that have not been timely paid, (B) a certification as to the receipt of notice, if any, as to any obligations or liabilities with respect to utilities and/or insurance premiums that have not been timely paid, and (C) solely with respect to the financial statements referred to in Section 6.01(b), (1) a copy of management’s discussion and analysis with respect to such financial statements, (2) with respect to the financial statements referred to in Sections 6.01(a) and (b), a calculation of Consolidated Fixed Charge Coverage Ratio, in form and detail reasonably satisfactory to the Administrative Agent, and (3) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and a listing of any new registrations, and new applications for registration, of Intellectual Property acquired or made by any Loan Party or any abandoned or lapsed registered Intellectual Property of any Loan Party, in each case since the date of the most recent list delivered pursuant to this clause (3) (or, in the case of the first such list so delivered, since the Closing Date). In the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP;
(i)(ii)    [reserved]; and
(ii)(iii)    upon the reasonable request of the Administrative Agent (but no more frequently than quarterly unless an Event of Default is then continuing), subject to the last sentence of Section 6.14(b), a schedule with respect to material suits and proceedings actually known to the Loan Parties that are filed by Store landlords before any Governmental Authority against any Loan Party, including, as applicable, an update to the list of existing material suits and proceedings and a listing of any new material suits and proceedings actually known to the Loan Parties since the date of the most recent list delivered pursuant to this clause (iii);

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(c)on the fifteenth (15th) Business Day of each Fiscal Month, a certificate, signed and certified as complete and correct by a Responsible Officer of the Lead Borrower, in the form of Exhibit G or in such other form as the Administrative Agent may agree in writing (a “Borrowing Base Certificate”) showing each Borrowing Base, the ABL Borrowing Base and the ABL Aggregate Borrowing Base, in each case, as of the close of business of the last day of the immediately preceding Fiscal Month; provided that if a Weekly BBC Reporting Event has occurred and is continuing, unless otherwise agreed in writing by the Administrative Agent and Required Lenders, such Borrowing Base Certificate shall be delivered on the fifth (5th) Business Day after the end of each week, and shall show each Borrowing Base, the ABL Borrowing Base and the ABL Aggregate Borrowing Base, respectively, as of the close of business on the immediately preceding Saturday;
(d)(i) on the first Business Day of each calendar month and (ii) during the continuance of a Cash Dominion Event, on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), the Loan Parties shall deliver to the Administrative Agent (A) a schedule of all Eligible Trade Receivables indicating the aging of each such Account and (B) an accounts payable aging report, in each case, as of the last day of the prior calendar month or the prior calendar week, as applicable;
(e)upon the request of the Administrative Agent or its auditors, appraisers, accountants, consultants or other representatives, copies of each of the Lead Borrower’s federal income tax returns, and any amendments thereto;
(f)promptly upon the reasonable request of the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its public accounting firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, in each case to the extent permitted by the policies of its public accounting firm at such time;
(g)promptly after the same are available, copies of each annual report, proxy or financial statement, or other document, report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national or foreign securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(h)the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;
(i)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement which indicate a breach or default of any such document, in each case not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(j)as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties (or upon the reasonable request of the Administrative Agent or its respective auditors, appraisers, accountants, consultants or other representatives), (i) a certificate executed by an authorized officer of the Lead Borrower certifying the existence and adequacy of the property and casualty insurance program carried by the Loan Parties and their Subsidiaries, and (ii) a written summary of said program identifying the name of each insurer, the number of each policy and expiration date of each policy, the amounts and types of each coverage, and a list of exclusions and deductibles for each policy;
(k)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency

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in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(l)promptly after the Administrative Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;
(m)promptly after any Agent’s or any Lender’s request therefor, (i) such information as requested pursuant to Section 10.17 hereof, (ii) confirmation of the accuracy of the information set forth in the most recent Beneficial Ownership Certification for the Borrowers provided to the Agents and the Lenders, and (iii) a new Beneficial Ownership Certification for the Borrowers (which the Borrowers shall provide when the individual(s) to be identified as a beneficial owner have changed, regardless of whether any Agent or any Lender has made a request therefor);
(n)concurrently with the delivery of each Compliance Certificate referred to in Section 6.02(b) for each Fiscal Quarter, the Loan Parties shall provide the Administrative Agent with written notice of any additional registered Material Intellectual Property (not previously disclosed to the Administrative Agent on the Closing Date or pursuant to this Section 6.02(n)), as required pursuant to Sections 6.4(a) and (b) of the Security Agreement or the Canadian Security Agreement, as applicable;
(o)promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents or as the Administrative Agent or any Lender may from time to time reasonably request;
(p)(i) promptly following receipt by any Loan Party, copies of any amendments, supplements, modifications, waivers, consents and forbearances under the ABL Loan Documents, the Mithaq Subordinated Notes, the Mithaq Subordination Agreement and any material notices received from any lender or agent of, under or with respect to the ABL Obligations (including, without limitation, the ABL Agent) not otherwise provided to the Administrative Agent under the Loan Documents, and (ii) as and when due pursuant to the ABL Credit Agreement, the Borrowing Base Certificates (as defined therein), to the extent not otherwise provided to the Administrative Agent under the Loan Documents;
(q)promptly upon the reasonable request of the Administrative Agent, by electronic mail, (i) a current calculation of the ABL Total Outstandings and ABL Excess Availability and (ii) a current list of the outstanding Letters of Credit (as defined in the ABL Credit Agreement) under the ABL Credit Agreement, each in form and substance reasonably satisfactory to the Administrative Agent; and
(r)on the fourth (4th) Business Day of every other week, a report as of the last day of the immediately preceding week, summarizing (i) a bridge of store openings, store closings, and total store count for the prior two (2) week period, (ii) merchandise sales and merchandise margin for the prior two (2) week period, with comparison to the same period in the prior Fiscal Year and to the Business Plan most recently delivered to the Administrative Agent and (iii) a status report of capital expenditure spending for the prior two week period, with comparison to the Business Plan most recently delivered to the Administrative Agent, such report in form and substance reasonably satisfactory to the Administrative Agent; provided that, the Loan Parties shall only be required to deliver the report set forth in this Section 6.02(r), (x) from the period from the Closing Date through December 16, 2026, (y) each Fiscal Year thereafter from August 1st through January 31st and (z) any period that ABL Excess Availability is less than twenty-five percent (25%) of the Global Line Cap as of the end of any Fiscal Month, and continuing until ABL Excess Availability has exceeded twenty-five percent (25%) of the Global Line Cap for sixty (60) consecutive days.

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Financial statements and any related deliverables required to be delivered pursuant to Sections 6.01(a), 6.01(b), 6.01(c), or 6.02(h) (to the extent any such documents are included in materials otherwise filed with the SEC) (i) shall be deemed satisfactory for the purposes of this Agreement in the form and substance filed with the SEC) and (ii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (B) on which such documents are posted on the Lead Borrower’s behalf on EDGAR or another Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (1) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (2) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance, the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Loan Parties and the Administrative Agent hereby agree that the delivery of any Borrowing Base Certificate by such electronic method as may be approved by the Administrative Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate each Borrowing Base, the Aggregate Borrowing Base, each ABL Borrowing Base and the ABL Aggregate Borrowing Base as may be approved by the Administrative Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of the Lead Borrower to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by the Lead Borrower and delivered to the Administrative Agent.
6.03Notices. Promptly notify the Administrative Agent:
(a)of the occurrence of any Default or Event of Default;
(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, any default under, or termination of, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or any administrative or arbitration proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;
(c)of any undischarged or unpaid judgments or decrees in excess of $3,000,000, individually or in the aggregate;
(d)of the occurrence of any ERISA Event or Canadian Pension Event;
(e)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(f)of any change in any Loan Party’s senior executive officers;

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(g)of the discharge by any Loan Party of its present public accounting firm or any withdrawal or resignation by such public accounting firm;
(h)of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, the application for the certification of a collective bargaining agent, or any labor negotiations or strikes;
(i)of the filing of any Lien for unpaid Taxes against any Loan Party;
(j)of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation, expropriation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;
(k)of any failure by any Loan Party to pay rent or such other amounts due at (i) any distribution centers or warehouses; (ii) ten percent (10%) or more of such Loan Party’s locations; or (iii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect;
(l)of the occurrence of any “Default” or “Event of Default” (or comparable terms) under (and as defined in) the ABL Loan Documents, the Mithaq Subordinated Notes or the Mithaq Subordination Agreement;
(m)of the occurrence of (i) any payment default by any franchisee or other counterparty with respect to any amounts in excess of $100,000 and that is outside the ordinary course of business, or (ii) any material “default” or “event of default” or other material breach (or comparable terms) by a franchisee or other counterparty with respect to which any applicable Loan Party sends a written notice to such franchisee or other counterparty, in each case, under any Franchise Agreements; and
(n)of the assertion of any claim against any registered Material Intellectual Property that would reasonably be expected to have a Material Adverse Effect or otherwise could reasonably be expected to result in a liability of the Loan Parties in excess of $2,500,000).
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04Payment of Obligations. Pay and discharge in full as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims for labor, materials and supplies and claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property (other than a Permitted Encumbrance), and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a) the validity or amount thereof (other than payroll taxes or taxes that are the subject of a United States federal or Canadian federal or provincial tax Lien) is being contested in good faith by appropriate proceedings diligently conducted, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Lead Borrower will, upon request, furnish the Collateral Agent with proof satisfactory to the Collateral Agent indicating that the Loan Parties and their Subsidiaries have made the payments or deposits described in clause (a) above. Each Loan Party shall, and shall cause each of its

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Subsidiaries to, pay in conformity with its customary practice all accounts payable incident to the operations of such Person not referred to in this Section 6.04, above. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement.
6.05Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05. Preserve, renew and not abandon or let lapse any of its registered Material Intellectual Property, except for Permitted Dispositions.
6.06Maintenance of Properties.
(a)Keep its properties in such repair, working order and condition, and shall from time to time make such repairs, replacements, additions and improvements thereto, as are reasonably necessary for the efficient operation of its business and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except in each case where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with the provisions being contested has not resulted, and which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)Take all reasonable actions to possess and maintain all Material Intellectual Property and own all right, title and interest in and to, or have a valid license for, all such Material Intellectual Property (except, in each case, (x) for Permitted Dispositions or (y) to the extent in the commercially reasonable business judgment of the applicable Loan Party such Intellectual Property is Immaterial Intellectual Property). No Loan Party nor any of its Subsidiaries shall take any action, or fail to take any action, that could reasonably be expected to (i) result in the invalidity, abandonment, misuse, lapse, or unenforceability of Material Intellectual Property (except, in each case under this clause (i), (x) as otherwise set forth on Schedule 5.17, (y) for Permitted Dispositions or (z) to the extent in the commercially reasonable business judgment of the applicable Loan Party such Intellectual Property is Immaterial Intellectual Property), or (ii) infringe upon or misappropriate any rights of other Persons except, in the case of this clause (ii), as could not reasonably be expected to have a Material Adverse Effect. Take all commercially reasonable steps, including, in any proceeding before the PTO, the USCO and/or the CIPO, as applicable, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability (except, in each case, (x) for Permitted Dispositions or (y) to the extent in the commercially reasonable business judgment of the applicable Loan Party such Intellectual Property is Immaterial Intellectual Property).
(c)Do all things reasonably necessary in order to comply with all Environmental Laws at any Real Estate or otherwise in connection with their operations noncompliance with which could reasonably be expected to have a Material Adverse Effect, and obtain all permits and other governmental authorizations for their operations under applicable Environmental Laws other than such permits and other authorizations the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)Maintain, preserve and protect all of its FF&E material to the operation of its business in working order and condition, ordinary wear and tear excepted; and make all reasonably necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.07Maintenance of Insurance.
(a)Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent.

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(b)Subject to the Intercreditor Agreement, cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties.
(c)Subject to the Intercreditor Agreement, cause commercial general liability policies to be endorsed to name the Collateral Agent as an additional insured.
(d)Subject to the Intercreditor Agreement, cause business interruption policies to name the Collateral Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent or any other party shall be a co-insurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Credit Parties.
(e)Cause each such policy referred to in this Section 6.07(b) to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium, except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason, except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent.
(f)Deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.
(g)If at any time the area in which any Eligible Real Estate is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for similarly situated companies, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, and, upon the request of the Administrative Agent or any Lender, deliver evidence of such flood insurance to the Administrative Agent or such Lender, in form and substance reasonably acceptable to the Administrative Agent or such Lender, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for similarly situated companies.
(h)Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Administrative Agent furnish the Administrative Agent certificates evidencing renewal of each such policy.
(i)Permit any representatives that are designated by the Collateral Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby. The Loan Parties shall pay the reasonable fees and expenses of any representatives retained by the Collateral Agent to conduct any such inspection.

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None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.
6.08Compliance with Laws. Comply (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (ii) such contest effectively suspends enforcement of the contested Laws, and (iii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.22.
6.09Books and Records; Accountants.
(a)(i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.
(b)At all times retain Ernst & Young LLP or another public accounting firm which is reasonably satisfactory to the Administrative Agent and instruct such public accounting firm in writing to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such public accounting firm, as may be raised by the Administrative Agent; provided that the Lead Borrower shall be entitled to participate in any such meetings or discussions. The Lead Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to the Administrative Agent, at the Borrowers’ expense, copies of the Borrowers’ financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to the Administrative Agent any information they may have regarding the Collateral or the financial condition of the Borrowers, in each case to the extent permitted by the policies of such auditors, accountants or other third parties at such time; provided that the Lead Borrower shall be entitled to be provided with copies of any such financial statements, papers, accounting records or disclosures contemporaneously therewith.
6.10Inspection Rights.
(a)Permit, and provide commercially reasonable cooperation with, representatives, Affiliates and independent contractors of the Administrative Agent (who may be accompanied by the Lenders or representatives thereof) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and public accounting firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours on one occasion per each Fiscal Year, upon reasonable advance notice to the Lead Borrower; provided, however, that when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives, Affiliates or independent contractors) may do any of the foregoing at the expense of the Loan Parties, as often as the Administrative Agent may request in its reasonable discretion, and at any time during normal business hours and without advance notice.

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(b)Upon the request of the Administrative Agent after reasonable prior notice, permit, and provide commercially reasonable cooperation with, the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers, commercial finance examiners and appraisers, each of whom may be Affiliates of the Administrative Agent) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and the ABL Borrowing Base and (ii) the assets included in the Borrowing Base and the Aggregate Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Subject to the following sentences, the Loan Parties shall pay the reasonable and documented fees and expenses of the Administrative Agent and such other professionals with respect to such evaluations, commercial finance examinations and appraisals as provided below. Without limiting the foregoing, the Loan Parties acknowledge and agree that at any time during any twelve (12) Fiscal Month period (A) the Administrative Agent or professionals retained by the Administrative Agent may undertake, in its discretion, at the Loan Parties’ expense, (i) one (1) real estate appraisal and (B) the Administrative Agent or professionals retained by the Administrative Agent may undertake, at the Loan Parties’ expense (i) two (2) inventory appraisals and (ii) two (2) commercial finance examinations; provided that so long as (A) no Default or Event of Default has occurred and is continuing and (B) the ABL Agent and/or the Borrowers furnish to the Administrative Agent any , inventory appraisals and commercial finance examinations conducted by the ABL Agent or its retained professionals in accordance with the ABL Credit Agreement, the Administrative Agent and the Lenders shall rely on such inventory appraisals and commercial finance examinations of ABL Priority Collateral conducted by the ABL Agent or its retained professionals in lieu of conducting independent inventory appraisals and commercial finance examinations pursuant to the terms of this Section 6.10(b). Notwithstanding anything to the contrary contained herein, the Administrative Agent or professionals retained by the Administrative Agent may, at the Loan Parties’ expense (A) undertake one (1) additional real estate appraisal, and (B) undertake (1) additional inventory appraisal and one (1) additional commercial finance examination during any twelve (12) Fiscal Month period as the Administrative Agent in its reasonable discretion deems necessary, at the Lenders’ expense, and (y) additional real estate appraisals, inventory appraisals and commercial finance examinations to be undertaken, if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.
(c)For the avoidance of doubt, the inventory appraisal and the commercial finance examination described in Section 4.01(a)(xi) or otherwise completed prior to the Closing Date, as applicable, shall not be included in the determination of whether appraisals or commercial finance examinations may be undertaken at the Loan Parties’ expense pursuant to Section 6.10(b) above.
(d)Permit the Administrative Agent, from time to time, to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Administrative Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of a Default, (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any Eligible Real Estate from any Person (including, without limitation, the Environmental Protection Agency); provided further that one such assessment may be undertaken from and after the Closing Date at the Loan Parties’ expense without the requirement that any such event shall have occurred. Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and will cause each of their

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Subsidiaries to, cooperate in all respects with the Administrative Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Administrative Agent.
(e)Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals of the Borrower Intellectual Property. Subject to the following sentences, the Loan Parties shall pay the fees and expenses of the Administrative Agent or such professionals with respect to such appraisals of the Borrower Intellectual Property as provided below. Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may, in its discretion, at the Loan Parties’ expense, permit the Administrative Agent or professionals retained by the Administrative Agent to undertake (1) IP Appraisal (which shall be conducted by an independent appraisal firm, and on terms, reasonably satisfactory to the Administrative Agent) each Fiscal Year at the Loan Parties’ expense. Notwithstanding anything to the contrary contained herein, the Administrative Agent may cause (i) one (1) additional IP Appraisal to be undertaken in each Fiscal Year as the Administrative Agent in its reasonable discretion deems necessary, at the Lenders’ expense, and (ii) additional Intellectual Property appraisals to be undertaken, if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties. For the avoidance of doubt, the IP Appraisal described in Section 4.01(a)(xi) shall not be included in the determination of whether appraisals may be undertaken pursuant to this Section 6.10(e).
(f)No Borrowing Base calculation shall include Collateral obtained in a Permitted Acquisition or otherwise outside the ordinary course of business until completion of applicable appraisals and commercial finance examinations (which shall not be included in the limits provided above, but such appraisals and commercial finance examinations shall only be conducted with the consent of the Lead Borrower) satisfactory to the Administrative Agent.
6.11Use of Proceeds. Use the proceeds of the Term Loan (a) to finance transaction fees and expenses related hereto, (b) repay a portion of the outstanding ABL Revolving Loans, and (c) for general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and the Loan Documents.
6.12Additional Loan Parties.
(a)Notify the Administrative Agent at the time that any Person becomes a Subsidiary or is otherwise required to join as a Loan Party, and promptly thereafter (and in any event within fifteen (15) days (or such longer period as the Administrative Agent may agree)), cause any such Person to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Collateral Agent on such Person’s assets to secure the Obligations to the extent required under the Security Documents, (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) above), and (iv) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness to the extent required under the Security Documents. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base. At all times, the Loan Parties shall cause each Subsidiary that is a “Loan Party” (as defined in the ABL Credit Agreement) to remain a Loan Party under the Loan Documents, except to the extent a release of such Loan Party from its obligations under the ABL Loan Documents and the Loan Documents is permitted pursuant to the terms of the ABL Loan Documents and the Loan Documents.

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(b)Prior to the acquisition by TCP Canada Inc. of any assets (other than the assets described in Section 5.13(b) hereof or other assets not of the same type that constitutes Collateral (which other assets are not used in connection with any of the Loan Parties’ business operations)), cause such Person to (A) become a Loan Party by executing and delivering to the Agents a Joinder Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a Lien to the Collateral Agent on such Person’s assets to the extent required by the Security Documents, and (C) deliver to the Agents documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i), subject to customary assumptions and qualifications), all of the foregoing to be in form, content and scope reasonably satisfactory to the Administrative Agent.
6.13Cash Management. Subject to the terms of the Intercreditor Agreement:
(a)On or prior to the Closing Date (or, if applicable, such later date as required by Section 6.23):
(i)deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.21(b); and
(ii)enter into a blocked account agreement for each Blocked Account, in each case in form and substance satisfactory to the Agents (it being agreed that, prior to the Discharge of ABL Obligations, the form agreed by the ABL Agent (other than with respect to Term Loan Priority Account) shall be deemed to be reasonably acceptable to the Agents so long as the Collateral Agent is a party thereto and such agreement provides for substantially the same rights in favor of the Collateral Agent as provided to the ABL Agent, subject to the Intercreditor Agreement) (each, a “Blocked Account Agreement”), with the applicable Blocked Account Bank; provided that, for the avoidance of doubt, no Blocked Account Agreements shall be required with respect to any Excluded Accounts; provided further that, notwithstanding anything to the contrary in this Agreement, the Administrative Agent may from time to time, in its sole discretion, elect not to require Blocked Account Agreements on DDAs that are exclusively used for disbursements.
The Administrative Agent hereby acknowledges and agrees that, upon delivery of the Credit Card Notifications and Blocked Account Agreements described on Schedule 6.13, the requirements of this Section 6.13(a), and the requirements set forth below in each of Sections 6.13(b) and 6.13(c), shall be deemed to have been satisfied.
(b)(i) Each Credit Card Notification shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account of all payments due from Credit Card Issuers and Credit Card Processors, and (ii) the Borrowers shall cause each depository institution (including those listed on Schedule 5.21(a)) to cause the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account of all amounts on deposit in each DDA (other than Excluded Accounts).
(c)Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Cash Dominion Event, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to each concentration account maintained by the Collateral Agent at Wells Fargo Bank or its Affiliates (each, a “Concentration Account”), of all cash receipts and collections, including, without limitation, the following:

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(i)all available cash receipts, subject to the Intercreditor Agreement, (x) from the sale of Inventory, and (y) from the sale of other assets (whether or not constituting Collateral);
(ii)all proceeds of collections of Accounts;
(iii)all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event;
(iv)the then contents of each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);
(v)the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank); and
(vi)the proceeds of all credit card charges.
Prior to the exercise of remedies provided for in Section 8.02 (or before the Term Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), all amounts received in a Concentration Account from any source, including the Blocked Account Banks, shall be applied by the Administrative Agent as provided in Section 2.06).
(d)The Loan Parties shall provide the Collateral Agent (i) with written notice of any Restricted Payment or other intercompany transfer to be made to any Loan Party by any Subsidiary located outside of the United States or Canada, in each case as otherwise permitted pursuant to Sections 7.06 or 7.18, respectively, of this Agreement, no less than five (5) days prior to the receipt thereof and (ii) with written confirmation (which shall include a fed reference number, if applicable) on the date of the receipt of any such Restricted Payment or other intercompany transfer.
(e)Each Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent, or the ABL Agent subject to the terms of the Intercreditor Agreement . The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from a Concentration Account, (ii) the funds on deposit in a Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in a Concentration Account shall be applied as provided in this Agreement.
(f)In the event that, after the occurrence and during the continuance of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any proceeds or collections described in Section 6.13(c), such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent and shall, not later than the Business Day after receipt thereof, be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed in writing by the Collateral Agent.
(g)Upon the request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
(h)Upon Administrative Agent’s reasonable request, all net proceeds of Term Priority Collateral shall be remitted to the Term Loan Priority Account. Subject to Section 6.23, the Term Loan Priority Account shall be subject to a Blocked Account Agreement in form and substance reasonably satisfactory to the Agents.

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(i)After the Discharge of ABL Obligations, all collections and proceeds of the Collateral shall be deposited in the Term Loan Priority Account or as otherwise agreed to by the Administrative Agent.
(j)The Loan Parties shall not permit cash or cash equivalents in an aggregate amount in excess of $75,000,000 (other than (i) operating cash and (ii) cash necessary for the Loan Parties to satisfy in the ordinary course of their business the current liabilities incurred by them in the ordinary course of their business and without acceleration of the satisfaction of such current liabilities) to accumulate and be maintained in the deposit or investment accounts of the Loan Parties and their Subsidiaries (it being understood and agreed that all such excess amounts shall be remitted to the ABL Agent for application to the ABL Obligations then outstanding in accordance with the express terms of the ABL Credit Agreement); provided, however, that (x) this Section 6.13(j) shall not restrict amounts maintained in deposit accounts of Subsidiaries, which accounts and Subsidiaries are located in and organized in Asia, so long as such amounts are permitted to be maintained in such accounts and Subsidiaries pursuant to the terms of this Agreement, and (y) the Loan Parties’ obligations under this Section 6.13(j) shall be suspended if and for so long as there are no ABL Obligations outstanding.
6.14Information Regarding the Collateral.
(a)Furnish to the Administrative Agent at least thirty (30) days’ prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it, any location, office or facility at which Collateral owned by it is located (including the establishment of any such new location, office or facility), or, in the case of a Canadian Loan Party, its registered office; (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings (including fixture filings) have been made under the UCC, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral (subject only to (i) Permitted Encumbrances having priority by operation of applicable Law and (ii) ABL Liens) for its own benefit and the benefit of the other Credit Parties.
(b)From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.
6.15Physical Inventories.
(a)    Cause not less than one (1) physical inventory to be undertaken, at the expense of the Loan Parties, in each twelve month period, conducted by such inventory takers as are satisfactory to (x) prior to the Discharge of ABL Obligations, the ABL Agent and (y) thereafter, the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to (x) prior to the

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Discharge of ABL Obligations, the ABL Agent and (y) thereafter, the Collateral Agent. The Collateral Agent and any Lender, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. Upon the request of the Collateral Agent, the Lead Borrower shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.
(b)    The Collateral Agent, in its discretion, if any Default shall have occurred and be continuing, may cause such additional inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties); provided, that if the ABL Agent caused such additional inventories in accordance with the ABL Credit Agreement, the Administrative Agent shall utilize such additional inventories caused by the ABL Agent.
6.16Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits appropriate or necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.
6.17Further Assurances.
(a)Execute any and all further documents, financing statements, agreements and instruments (including Intellectual Property filings), and take all such further actions (including the filing and recording of financing statements, Intellectual Property filings and other documents), that may be required under any applicable Law, or which any Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agents, from time to time upon request, evidence satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Notwithstanding anything to the contrary contained in this clause (a), the terms of Article VI to the Security Agreement shall control with respect to all matters relating to Intellectual Property.
(b)If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Agents thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be reasonably necessary or shall be reasonably requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base. Notwithstanding anything to the contrary contained in this clause (b), the terms of Article VI to the Security Agreement shall control with respect to all matters relating to Intellectual Property.
(c)(i) Upon the request of the Collateral Agent, cause each of its customs brokers, freight forwarders, consolidators and other carriers which, individually, have control over, and/or hold the documents evidencing ownership of, Inventory or other Collateral of the Loan Parties

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with an aggregate retail value in excess of ten percent (10%) of the retail value of all Inventory or other Collateral of the Loan Parties at such time to deliver a Customs Broker Agreement to the Collateral Agent and (ii) simultaneously with the delivery to the ABL Agent, deliver to the Collateral Agent a Customs Broker Agreement with each such customs broker, freight forwarder, consolidator or other carrier for which such an agreement has been provided to the ABL Agent.
(d)(i) Upon the request of the Collateral Agent, cause any of its landlords with respect to Real Estate acquired or leased after the Closing Date to deliver a Collateral Access Agreement to the Collateral Agent in such form as the Collateral Agent may reasonably require if the aggregate retail value of the Inventory or other Collateral of the Loan Parties at any such location exceeds five percent (5%) of the retail value of all Inventory or other Collateral of the Loan Parties at such time and (ii) simultaneously with the delivery to the ABL Agent, deliver to the Collateral Agent a Collateral Access Agreement for any Real Estate for which a Collateral Access Agreement has been provided to the ABL Agent.
(e)Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any improved Real Estate acquired by any Loan Party after the Closing Date (whether or not Eligible Real Estate) unless the Collateral Agent has provided to the Lenders (i) if such Mortgage relates to an improved Real Estate not located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), a completed Flood Certificate with respect to such improved Real Estate from a third-party vendor at least ten (10) Business Days prior to entering into such Mortgage, or (ii) if such Mortgage relates to an improved real property located in such a “flood hazard area”, the following documents with respect to such improved Real Estate at least thirty (30) days prior to entering into such Mortgage: (1) a completed Flood Certificate from a third party vendor; (2) (A) a notification to the Lead Borrower that such real property is located in such a “flood hazard area” and (if applicable) notification to the Lead Borrower that flood insurance coverage is not available and (B) evidence of the receipt by the Lead Borrower of such notice; and (3) if required by applicable Laws (including, without limitation, the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect), evidence of required flood insurance; provided that the Collateral Agent may enter into any such Mortgage prior to the notice period specified above if the Collateral Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction. Notwithstanding anything to the contrary contained herein (including this Section 6.17 and Section 10.01) or in any other Loan Document, (x) the Collateral Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received forty-five (45) days’ prior written notice thereof and the Collateral Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Insurance Laws or as otherwise satisfactory to such Lender, and (y) at any time that the Real Estate or any other real property is included in the Collateral, no renewal or extension of the Term Loan shall be consummated until the completion of flood due diligence, documentation and coverage as required by the Flood Insurance Laws or as otherwise satisfactory to all Lenders.
(f)Notwithstanding anything to the contrary contained herein (including this Section 6.17) or in any other Loan Document, the Agents shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and the Administrative Agent and the Lenders have completed their respective Patriot Act searches, OFAC/PEP searches, Canadian AML Legislation searches (if applicable), and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to the Administrative Agent and the Lenders.
6.18Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder (including, without limitation, in connection with Store closings permitted pursuant to clause (b) of the definition of Permitted Dispositions), make all payments and otherwise perform all obligations

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in respect of all Leases of real property to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such Leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. In the event that the Borrowers become delinquent in their rent payments, subject to Section 2.01(c), the Administrative Agent may establish Reserves against the Borrowing Base for the amount of any landlord liens arising from such delinquency.
6.19Material Contracts. Perform and observe all of the terms and provisions of each Material Contract to be performed or observed by any Loan Party or any of its Subsidiaries, take all such action required on the part of any Loan Party or any of its Subsidiaries to maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
6.20ERISA.
(a)Comply in all material respects with the applicable provisions of ERISA or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where the failure to comply could reasonably be expected to result in a claim or liability against any Loan Party or its Affiliates of $3,000,000 or more.
(b)Pay and discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that neither any Loan Party nor any ERISA Affiliate or any other Subsidiary of the Loan Parties shall be required to pay any such liability if (i) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (ii) such Person shall have set aside on its books reserves, in the opinion of the independent certified public accountants of such Person, adequate with respect thereto.
(c)Deliver to the Collateral Agent, promptly, and in any event within 20 days, after (i) the occurrence of any Reportable Event in respect of a Plan, a copy of the materials that are filed with the PBGC, (ii) any Loan Party or any ERISA Affiliate or an administrator of any Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Plan, a copy of any such notice, (iii) the receipt of notice by any Loan Party or any ERISA Affiliate or an administrator of any Plan from the PBGC of the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any such Plan, a copy of such notice, (iv) the request by any Lender of copies of each annual report that is filed on Treasury Form 5500 with respect to any Plan, together with certified financial statements (if any) for the Plan and any actuarial statements on Schedule B to such Form 5500, (v) any Loan Party or any ERISA Affiliate knows or has reason to know of any event or condition which could reasonably be expected to constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Plan, an explanation of such event or condition, (vi) the receipt by any Loan Party or any ERISA Affiliate of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment, (vii) any Loan Party or any ERISA Affiliate knows or has reason to know of any event or condition which would reasonably be expected to cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n) or 4971 of the Code, an explanation of such event or condition, or (viii) any Loan Party or any ERISA Affiliate knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and in each case described in clauses (i) through (iii) and (v) through (vii) together with a statement signed by an officer setting forth details as to such Reportable Event, notice, event or condition and the action which such Loan Party and any ERISA Affiliate proposes to take with respect thereto.

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6.21OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
6.22Term Pushdown Reserve. The Loan Parties shall take such steps as shall be required under the ABL Credit Agreement and the Intercreditor Agreement, as applicable (including, without limitation, delivery of Borrowing Base Certificates as may be required by the ABL Agent and the Administrative Agent), to enable the ABL Agent to implement and maintain the Term Pushdown Reserve against the ABL U.S. Borrowing Base, as and when applicable, in accordance with the terms of the ABL Credit Agreement and the Intercreditor Agreement.
6.23Post-Closing Covenants. The Loan Parties shall comply with the terms and conditions set forth on Schedule 6.23 (in each case within the time period provided on such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion)).

ARTICLE VII.
NEGATIVE COVENANTS
Until the Payment in Full of the Obligations, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
7.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC, the PPSA or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.
7.02Investments. Have outstanding, make, acquire or hold any Investment (or become contractually committed to do so), directly or indirectly, or incur any liabilities (including contingent obligations) for or in connection with any Investment, except Permitted Investments.
7.03Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock, or (c) except as otherwise expressly permitted hereby (including, for the avoidance of doubt, pursuant to the Hong Kong Recapitalization Transactions and as permitted under Section 7.06(d)), issue and sell any other Equity Interests unless (i) such Equity Interests shall be issued solely by the Lead Borrower and not by a Subsidiary of a Loan Party, (ii) such Equity Interests provide that all dividends and other Restricted Payments in respect thereof shall be made solely in additional shares of such Equity Interests, in lieu of cash, (iii) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests and in accordance with the limitations contained in this Agreement, and (iv) all Restricted Payments in respect of such Equity Interests are expressly subordinated to the Obligations.
7.04Fundamental Changes.
(a)Merge, amalgamate, dissolve, liquidate, wind up, consolidate with or into another Person, reorganize, enter into a proposal, plan of reorganization, arrangement, recapitalization or reclassify its Equity Interests (or agree to do any of the foregoing); or
(b)suspend or go out of a substantial portion of its or their business or any material line of business, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect thereto or would result therefrom (including in the case of an amalgamation involving a Canadian Loan Party that such amalgamation will not result in any Liens that are not Permitted Encumbrances), any Subsidiary may merge, consolidate or

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amalgamate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided further that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person.
7.05Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.
7.06Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:
(a)(i) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party (which may include intermediate Restricted Payments by a Subsidiary of a Loan Party to a Subsidiary that is not a Loan Party so long as, reasonably contemporaneously therewith, such Restricted Payments are further remitted to a Loan Party), and (ii) each Subsidiary of a Loan Party that is not a Loan Party (the “Paying Subsidiary”) may make Restricted Payments to any other Subsidiary of a Loan Party that is not a Loan Party (the “Recipient Subsidiary”); provided that the Paying Subsidiary is a direct or indirect Subsidiary of the Recipient Subsidiary;
(b)the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)(i) the Lead Borrower may repurchase its Equity Interests in any transaction or series of related transactions which are part of a common plan completed on or at any time within ninety (90) days after the commencement thereof (each, a “Stock Repurchase Transaction”); provided that, Restricted Payments made at any time in reliance on this clause (i) may be made so long as the Payment Conditions are satisfied as of the making of each such repurchase and after giving effect thereto and (ii) the Loan Parties’ Affiliates organized and located outside the United States or Canada may issue, sell and repurchase their respective Equity Interests in any transaction or series of related transactions provided that all payments by such Affiliates organized and located outside the United States or Canada in respect of such Equity Interests are further remitted to a Loan Party;
(d)the Loan Parties may issue and sell additional Equity Interests provided that (i) (A) with respect to any Equity Interests, all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) shall be in additional shares of such Equity Interests, in lieu of cash, (B) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests, and (C) all payments in respect of such Equity Interests are expressly subordinated to the Obligations, and (ii) no Loan Party shall issue any additional Equity Interests in a Subsidiary; except that a Loan Party may issue additional Equity Interests in a Subsidiary of a Loan Party in connection with the capitalization of an intercompany loan owed by a Loan Party or another Subsidiary of a Loan Party; provided that, contemporaneously with any such issuance, such additional Equity Interests shall be pledged to the Collateral Agent pursuant to the Security Documents, including any amendments or supplements thereto reasonably requested by the Collateral Agent;
(e)[reserved];
(f)the Loan Parties may make Restricted Payments pursuant to the Hong Kong Recapitalization Transaction; and
(g)the Loan Parties may make other Restricted Payments if the Payment Conditions are satisfied.
Notwithstanding anything else set forth in this Section 7.06 to the contrary, (A) no Borrower Intellectual Property shall be the subject of any Restricted Payment to any non-Loan Party unless the

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purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive, royalty-free, worldwide license of such Borrower Intellectual Property in favor of the Administrative Agent for use in connection with the exercise of the rights and remedies of the Credit Parties, which license shall be in form and substance substantially similar to the license granted to the Administrative Agent pursuant to Section 8.8 of the Security Agreement (or otherwise reasonably satisfactory to the Administrative Agent), and (B) no asset included in the determination of the Borrowing Base shall be the subject of any Restricted Payment to any non-Loan Party without the prior written consent of the Administrative Agent.
7.07Payments and Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except:
(a)as long as no Event of Default shall have occurred and be continuing or would arise therefrom, regularly scheduled or mandatory repayments or redemptions of Permitted Indebtedness (other than (i) Subordinated Indebtedness and (ii) the ABL Obligations); provided that, with respect to clause (n) of the definition of “Permitted Indebtedness”, principal and interest payments thereunder do not exceed $1,000,000 in the aggregate per annum;
(b)regularly scheduled or mandatory repayments or redemptions of Subordinated Indebtedness (other than Indebtedness under the Mithaq Subordinated Notes) in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto;
(c)with respect to the Mithaq Subordinated Notes, payments expressly permitted by the terms of the Mithaq Subordination Agreement;
(d)regularly scheduled payments of principal, voluntary prepayments of principal, mandatory prepayments or repayments (in respect of ABL Priority Collateral) of principal, and all payments in respect of interest, fees, expenses and other ABL Obligations owing under the ABL Loan Documents (as in effect on the Closing Date or as amended in accordance with the terms of the Intercreditor Agreement), in each case, as and when due under the ABL Loan Documents (as in effect on the Closing Date or as amended in accordance with the terms of the Intercreditor Agreement); and
(e)refinancings and refundings of such Indebtedness permitted pursuant to Section 7.03 (including, for the avoidance of doubt, cashless refinancings and refundings of intercompany Indebtedness permitted under Section 7.03 to effectuate the Hong Kong Recapitalization Transactions).
7.08Change in Nature of Business. Engage in any line of business substantially different from the business (or any business substantially related or incidental thereto) conducted by the Loan Parties and their Subsidiaries on the Closing Date.
7.09Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, except for: (a) transactions that are on fair and reasonable terms, that are fully disclosed to the Administrative Agent, and that are no less favorable to the Loan Parties than would be obtainable by the Loan Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) transactions between the Lead Borrower and Services Company in the ordinary course of business; (c) intercompany loans and advances or other intercompany Indebtedness permitted pursuant to clauses (b), (c) and (e) of the definition of Permitted Indebtedness; (d) intercompany Investments permitted pursuant to clauses (g), (h), (i) and (m) of the definition of Permitted Investments; and (e) the Hong Kong Recapitalization Transactions.
7.10Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the ABL Credit Agreement, any other ABL Loan Document, or the New Headquarters Lease Guaranty) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; provided, however, that

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this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.01 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
7.11Use of Proceeds. Use the proceeds of the Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or extending credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB; (b) to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person; (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws; or (d) for purposes other than those permitted under this Agreement.
7.12Amendment of Material Documents. Amend or modify any term, provision or condition of, or waive any Loan Party’s rights under, (a) its Organization Documents, (b) any Material Contract or Material Indebtedness (other than on account of (i) any Permitted Refinancing Indebtedness in respect thereof and (ii) the ABL Loan Documents or the ABL Obligations (as to which clause (e) below shall apply)), in each case of clauses (a) and (b) to the extent that such amendment, modification or waiver would result in a Default or an Event of Default under any of the Loan Documents or otherwise would be reasonably likely to have a Material Adverse Effect, (c) the TCP Board Letter Agreement in any manner that would adversely affect the rights of any Credit Party or would otherwise be more restrictive to the Loan Parties, (d) the Mithaq Subordinated Notes, the Hong Kong Subordinated Notes and any other document governing Subordinated Indebtedness to the extent that such amendment, modification or waiver thereto would not be permitted under the applicable Subordination Agreement absent the consent of the Administrative Agent, and (e) any ABL Loan Document or agreement in respect of any refinancing of any Indebtedness under any ABL Loan Document, to the extent that such amendment, modification or waiver would not be permitted under the Intercreditor Agreement absent the consent of the Administrative Agent.
7.13Corporate Name; Fiscal Year.
(a)Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.
(b)Change its name as it appears in official filings in the jurisdiction of its incorporation, formation or other organization (b) change its chief executive office, registered office, principal place of business, corporate offices or warehouses or locations at which any material portion of the Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its jurisdiction of incorporation, formation or other organization, or (e) change its jurisdiction of incorporation, formation or organization, in each case without at least thirty (30) days’ prior written notice to the Collateral Agent and after the Collateral Agent’s written acknowledgment, which acknowledgment shall not be unreasonably withheld or delayed, that any reasonable action requested by the Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of the Collateral Agent, on any Collateral, has been completed or taken, and provided that any such new location of any U.S. Loan Party or Domestic Subsidiary shall be in the continental United States and any such new location of any Canadian Loan Party or Canadian Subsidiary shall be in Canada.
7.14Blocked Accounts; Credit Card Processors; Term Loan Priority Account.
(a)Open new Blocked Accounts unless the Loan Parties shall have delivered to the Collateral Agent appropriate Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Collateral Agent (it being agreed that, prior to the Discharge of ABL Obligations, the form agreed by the ABL Agent shall be deemed to be reasonably acceptable to the Agents so long as the Collateral Agent is a party thereto and such agreement provides for substantially the same rights in favor of the Collateral Agent as provided to the ABL Agent, subject to the Intercreditor Agreement).

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(b)Enter into new agreements with Credit Card Processors or Credit Card Issuers other than the ones expressly contemplated herein or in Section 6.13 hereof unless the Loan Parties shall have delivered to the Collateral Agent true and complete copies of such agreements and appropriate Credit Card Notifications consistent with the provisions of Section 6.13 and otherwise satisfactory to the Collateral Agent (it being agreed that, prior to the Discharge of ABL Obligations, the form agreed by the ABL Agent shall be deemed to be reasonably acceptable to the Agents so long as the Collateral Agent is a party thereto and such agreement provides for substantially the same rights in favor of the Collateral Agent as provided to the ABL Agent, subject to the Intercreditor Agreement).
7.15Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.
7.16Antilayering. The Loan Parties will not, and will not permit any of their Subsidiaries to, incur or in any fashion become or remain liable with respect to any Indebtedness of the Loan Parties or any Subsidiary which, by its terms, is subordinated to any other Indebtedness of such Loan Party or such Subsidiary and which is not expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent.
7.17Canadian Defined Benefit Plan. No Loan Party will sponsor, maintain, contribute to or otherwise incur liability under a Canadian Defined Benefit Plan.
7.18Foreign Transfers. Permit the Loan Parties organized and located within the United States and Canada to make intercompany transfers outside the ordinary course of business to their Affiliates organized and located outside the United States or Canada unless the Payment Conditions are satisfied. Except to the extent permitted pursuant to the definition of “Permitted Dispositions”, no Borrower Intellectual Property or Material Intellectual Property or any asset included in the determination of any Borrowing Base or the ABL Borrowing Base shall be the subject of any intercompany transfer or other Disposition to a non-Loan Party without the prior written consent of the Administrative Agent.
7.19ABL Excess Availability. At all times, maintain ABL Excess Availability of at least the greater of (x) ten percent (10%) of the Global Line Cap and (y) $35,000,000.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of the Term Loan, or (ii) any interest on the Term Loan, or any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants.
(i)Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05, 6.07, 6.08(b), 6.10, 6.11, 6.12, 6.13, 6.14, 6.21, 6.22, 6.23 or Article VII of this Agreement;
(ii)(x) Any Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 6.02(c) (other than as provided in the immediately succeeding clause (y)) of this Agreement and such failure continues for five (5) days, or (y) any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 6.02(c) of this Agreement with respect to delivery of the Borrowing Base Certificates and related deliverables on a weekly basis and such failure continues for one (1) Business Day; or
(iii)Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a) or 6.02(b) of this Agreement and such failure continues for fifteen (15) days; or

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(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or
(d)[Reserved].
(e)Representations and Warranties in the Credit Agreement. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate), shall be incorrect or misleading in any material respect when made or deemed made (or, with respect to any representation, warranty, certification, or statement of fact qualified by materiality, incorrect or misleading in any respect); or
(f)Material Indebtedness; Swap Contracts. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $5,000,000; provided, that any Event of Default pursuant to this clause (f) shall continue until such time as the Administrative Agent (at the direction of the Required Lenders) shall have waived such Event of Default in writing, regardless of whether such failure has been remedied or waived by the holders of such Indebtedness; or
(g)Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of or declares its intention to institute any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, interim receiver, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days, or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material portion of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or

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(h)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material portion of the property of any such Person; or
(i)Judgments. (i) There is entered against any Loan Party or any Subsidiary thereof one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) which become Liens or encumbrances upon any material portion of any Borrower’s properties or assets, and all such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, or (ii) an action or proceeding is brought against any Borrower which is reasonably likely to be decided adversely to such Borrower, and such adverse decision would materially impair the prospect of repayment of the Obligations or materially impair the value or priority of the Credit Parties’ security interests in the Collateral; or
(j)Liens. A notice of Lien, levy, or assessment is filed of record with respect to any of any Loan Party’s properties or assets by the United States Government, the Government of Canada, or any department, agency, or instrumentality thereof, or by any state, province, county, municipal, or governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of any Loan Party’s properties or assets and the same is not paid on the payment date thereof; or
(k)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000 or which would reasonably likely result in a Material Adverse Effect; or
(l)Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (except as permitted pursuant to the terms hereof or thereof), or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or
(m)Change of Control. There occurs any Change of Control; or
(n)Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the payment of any material obligations in the ordinary course or suspend the performance under Material Contracts in the ordinary course, (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or Store locations, or (iv) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “Going-Out-Of-Business” sales of any material portion of its business; or

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(o)Loss of Collateral or Material Intellectual Property. There occurs (i) any uninsured loss to any material portion of the Collateral, or (ii) other than pursuant to Section 6.06, any loss or material impairment of continuing efficacy or utility in respect of any Material Intellectual Property; or
(p)Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Subsidiary thereof, under any federal, state, provincial, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or
(q)Guaranty. The termination or attempted termination of any Facility Guaranty (other than as expressly permitted hereunder); or
(r)Breach of Contractual Obligation. Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract; provided that any event contemplated by this subsection (r) shall only constitute an Event of Default if the counterparty to such Material Contract has commenced an enforcement action (including, without limitation, to terminate such Material Contract) against such Loan Party or Subsidiary for such failure or breach under such Material Contract; or
(s)Subordination; Intercreditor. (i) Any subordination agreement entered into by any Agent in accordance with the terms hereof (including, without limitation, the Mithaq Subordination Agreement and Hong Kong Subordination Agreement), or any provision thereof, or any subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; (ii) any Borrower or any other Loan Party shall, directly or indirectly, (A) make any payment on account of any Subordinated Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent that such payment is permitted by the terms of the Subordination Provisions applicable to such Subordinated Indebtedness or (B) disavow or contest in any manner (x) the effectiveness, validity or enforceability of any of the Subordination Provisions or the Intercreditor Provisions (as defined below), (y) that the Subordination Provisions and the Intercreditor Provisions exist for the benefit of the Credit Parties, or (z) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions or the Intercreditor Provisions, as applicable; (iii) prior to the Discharge of ABL Obligations, the Intercreditor Agreement or any intercreditor agreement entered into by the Agents in accordance with the terms hereof (including, without limitation, any Qualifying Intercreditor Agreement), or any provision thereof (the “Intercreditor Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid and binding on, or enforceable against, any Loan Party, the ABL Agent or any holder of ABL Obligations and the Indebtedness (other than the Obligations) that is the subject of the Intercreditor Agreement or any such intercreditor agreement, or any agent for any such holder (or any Loan Party, the ABL Agent or any such holder or any such agent shall so state in writing); or (iv) any provision of the Intercreditor Agreement or any such intercreditor agreement (including, without limitation, any Qualifying Intercreditor Agreement) shall, at any time after the delivery of the Intercreditor Agreement or such intercreditor agreement, fail to be legally valid, binding or enforceable.
(t)The ABL Agent fails to implement and maintain the Term Pushdown Reserve against the ABL U.S. Borrowing Base at any time that the Term Pushdown Reserve is greater than zero ($0).

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8.02Remedies Upon Event of Default.
(a)If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:
(i)[reserved];
(ii)declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and
(iii)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, may (and at the direction of the Required Lenders, shall) proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;
(iv)provided, however, upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(g), the unpaid principal amount of the outstanding Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent or any Lender.
No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.
Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by the Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.
8.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order
First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;
Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

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Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to payment of all other Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AND COLLATERAL AGENT
9.01Appointment and Authority.
(a)Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints SLR to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.
(b)Each of the Lenders (in its capacities as a Lender) hereby irrevocably appoints SLR as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(b)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.
(c)[Reserved].
(d)In addition, and without limiting any of the foregoing, each of the Credit Parties hereby irrevocably appoints and authorizes the Collateral Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for the Credit Parties, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec as security for any of the Obligations, and to exercise such powers and duties that are conferred upon the Collateral Agent in its capacity as hypothecary representative under any related deed of hypothec. The Collateral Agent in its capacity as hypothecary representative shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Collateral Agent pursuant to any such deed of hypothec and applicable Law. Any Person who becomes a Credit Party shall be deemed to have consented to and confirmed the Collateral Agent as the Person acting as hypothecary

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representative for the Credit Parties holding the aforesaid hypothecs as aforesaid and to have ratified all actions taken by the Collateral Agent in such capacity. The Collateral Agent acting in its capacity as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Collateral Agent in this Agreement, which shall apply mutatis mutandis. The substitution of the Collateral Agent pursuant to the provisions of this Article IX also constitute the substitution of the Collateral Agent as hypothecary representative as aforesaid. Each such successor Collateral Agent appointed in accordance with the terms of this Agreement shall automatically (and without any further formality or action) become the successor hypothecary representative for the purposes of each deed of hypothec that was executed prior to the time of the appointment of such successor Collateral Agent.
9.02Rights as a Lender.The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.
9.03Exculpatory Provisions.No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that any Agent is required to exercise as directed in writing by the Required Lenders, provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its respective Affiliates in any capacity; and
(d)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Collateral Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent herein.
No Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders, the Required Lenders or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default or Event of Default is given to such Agent by the Loan Parties or a Lender. Upon the occurrence of a Default, the Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until an Agent shall have

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received such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall any Agent be required to comply with any such directions to the extent that such Agent believes that its compliance with such directions would be unlawful.
No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.
9.04Reliance by Agents . Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of the Term Loan. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.
9.06Resignation of Agents. Either Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as

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applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable, hereunder.
9.07Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.11, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.
9.08Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Credit Parties under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.09Collateral and Guaranty Matters.The Credit Parties irrevocably authorize the Agents, at their option and in their discretion,
(a)to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent

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indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or, with respect to ABL Priority Collateral, as to which the Agents are required to release such Lien pursuant to the Intercreditor Agreement, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.01;
(b)to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances;
(c)to subordinate any Lien on Collateral other than Term Priority Collateral to the ABL Agent, in accordance with the Intercreditor Agreement; and
(d)to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided, that if such Person is, or continues to be, an obligor with respect to the ABL Obligations, the Agents shall not release any such Person from its obligations under the Facility Guaranty unless and until such Person is no longer an obligor with respect to the ABL Obligations.
Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.
Notwithstanding the provisions of this Section 9.09, the Collateral Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.
Notwithstanding anything to the contrary, the Agents shall not be obligated to release their Liens on any Collateral until Net Proceeds of such Collateral have been received as required by this Agreement.
9.10Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.
9.11Reports and Financial Statements. By signing this Agreement, each Lender:
(a)[reserved];
(b)is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements, Borrowing Base Certificates required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);
(c)expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

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(d)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
(e)agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and
(f)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with the Borrowing that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, the Term Loan; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
9.12Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable Law of the United States or Canada can be perfected only by possession. Should any Lender (other than the Agents) obtain possession of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
9.13Indemnification of Agents . Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agents and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
9.14Relation among Lenders.The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.
9.15[Reserved].
9.16[Reserved].
9.17Erroneous Payments.
(a)Each Lender, each other Credit Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Credit Party (or any Affiliate of a Credit Party) or any other Person that the Administrative Agent has determined in its sole discretion that has received funds on behalf of a Lender, other Credit Party or other Person (each such recipient, a “Payment Recipient”) from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such

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payment, prepayment or repayment or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.17(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) then such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 9.17 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, with respect to any Payment Recipient who received such funds on its behalf shall cause such Payment Recipient to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction any Obligations owed by any Loan Party, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(e)Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under pursuant to this Section 9.17 or under the indemnification provisions of this Agreement.
(f)Each party’s obligations under this Section 9.17 shall survive the resignation of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

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ARTICLE X.
MISCELLANEOUS
10.01Amendments, Etc.No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Term Loan of any Lender without the written Consent of such Lender;
(b)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment;
(c)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders, shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(d)as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;
(e)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;
(f)except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;
(g)[reserved];
(h)except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;
(i)change the definition of the terms “Aggregate Borrowing Base”, “Borrowing Base”, “Canadian Borrowing Base”, or “U.S. Borrowing Base”, or any component definition of any of the foregoing if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not (i) limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves, or (ii) prevent the Administrative Agent from restoring any component of the Aggregate Borrowing Base, the Borrowing Base, the Canadian Borrowing Base or the U.S. Borrowing Base which had been lowered by the Administrative Agent back to the value of such component as stated in this Agreement or to an intermediate value;
(j)[reserved];
(k)except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

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and, provided further, that notwithstanding anything to the contrary, (i) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) no Consent is required to effect any amendment or supplement to the Intercreditor Agreement, (A) that is solely for the purpose of adding holders of Indebtedness incurred or issued pursuant to a Permitted Refinancing Indebtedness of the ABL Credit Agreement (or any agent or trustee of such holders) as parties thereto, as contemplated by the terms of the Intercreditor Agreement and permitted under clause (l) of the definition of Permitted Indebtedness (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Administrative Agent, as required to effectuate the foregoing and provided that such other changes are not adverse to the interests of the Lenders) or (B) that is expressly contemplated by the Intercreditor Agreement with respect to a Permitted Refinancing Indebtedness of the ABL Credit Agreement permitted under clause (i) of the definition of Permitted Indebtedness (or the comparable provisions, if any, of any successor intercreditor agreement with respect to a Permitted Refinancing Indebtedness of the ABL Credit Agreement permitted under clause (i) of the definition of Permitted Indebtedness); provided further that no such agreement or supplement shall, pursuant to this clause (iv), amend, modify or otherwise effect the rights or duties of the Agents hereunder or under any other Loan Document without the prior written consent of such Agent; and (v) any amendment contemplated by Section 2.10(b) or Section 3.03 in connection with the use or administration of Term SOFR or a Benchmark Transition Event shall be effective as contemplated by such Section 2.10(b) or Section 3.03. For the avoidance of doubt, the Administrative Agent shall be permitted to modify the amount of any of the Reserves based upon mathematical calculations without the consent of any Person.
If any Lender (other than SLR) does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).
10.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)if to the Loan Parties or the Agents, to the address, telecopier number or electronic mail address specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

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(b)Electronic Communications. Notices and other communications to the Loan Parties and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)[Reserved].
(d)Change of Address, Etc. Each of the Loan Parties and the Agents may change its address or telecopier for notices and other communications hereunder, or, solely with respect to communications, may change its telephone number, by notice to the other parties hereto. Each other Lender may change its address or telecopier number for notices and other communications hereunder by notice to the Lead Borrower and the Agents. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, the Term Loan Notice) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties (including, without limitation, the Term Loan Notice). All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents and each of the parties hereto hereby consents to such recording.
10.03No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of the Term Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.
10.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

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(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any of their respective sub-agents) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agents (and any sub-agents thereof) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agents thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agents thereof) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

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(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Term Loan by any Lender, the replacement of any Lender, the occurrence of the Termination Date and the repayment, satisfaction or discharge of all the other Obligations.
10.05Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agents upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agents, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate or branch of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to

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members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan assigned;
(iii)Required Consents. The following consents shall be required for the assignments described below in this Section 10.06(b)(iii):
(A)the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is in connection with any merger, amalgamation, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender, or (3) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) such assignment is in connection with any merger, amalgamation, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $5,000; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of

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the Lenders, and the principal amounts (and stated interest) of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, unless an Event of Default has occurred and is continuing, the Lead Borrower (such consent not to be unreasonably withheld or delayed), sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Agents, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce

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Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)Matters Specific to SLR. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, (i) neither SLR nor any of its Affiliates shall be required to comply with this Section 10.06 in connection with any transaction involving any other Affiliate of SLR, and neither SLR nor any of its Affiliates shall have an obligation to disclose any such transaction to any Person, and (ii) there shall be no limitation or restriction on (A) the ability of SLR or its Affiliates to (1) assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Term Loan or any Obligation to any other Affiliate of SLR or (2) collaterally assign its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Term Loan or any Obligation to any lender or financing or funding source of SLR or any of its Affiliates, or (B) the ability of any such lender’s or funding or financing source’s ability to further collaterally assign its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Term Loan or any Obligation; provided, however, that unless such other Person complies with the provisions of this Agreement to become a “Lender” hereunder, (1) SLR’s obligations as a “Lender” under this Agreement shall remain unchanged, (2) SLR shall remain solely responsible to the other parties hereto for the performance of such obligations, and (3) the Loan Parties, the Agents and the Lenders shall continue to deal solely and directly with SLR in connection with SLR’s rights and obligations as a “Lender” under this Agreement.
10.07Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, funding sources, attorneys and representatives in connection with, or as a result of, the performance by such Credit Party or its Affiliates of their respective obligations under this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.
For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such

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material non-public information in accordance with applicable Law, including Federal and state securities Laws.
10.08Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender (through the Administrative Agent) agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09Interest Rate Limitation.
(a)Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
(b)[Reserved].
(c)Any provision of this Agreement or any other Loan Document that would oblige any Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property, in each case, in Canada, that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Loan Party, who shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.
10.10Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Execution of any such counterpart may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility

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in evidence as an original manual signature. The Administrative Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to the Administrative Agent under this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.
10.11Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.05 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 10.04.
10.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Non-Consenting Lender (other than SLR), then the Borrowers may, at their sole expense and effort, upon notice to such Lender (other than SLR) and the Administrative Agent, require such Lender (other than SLR) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

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10.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF (OR, IN THE EVENT OF THE COMMENCEMENT BY ANY LOAN PARTY OF ANY INSOLVENCY PROCEEDING, THE APPLICABLE COURT PRESIDING OVER THE SUBJECT INSOLVENCY PROCEEDING), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, OR IN THE APPLICABLE COURT PRESIDING OVER ANY INSOLVENCY PROCEEDING. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.
10.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

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TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.
10.17Patriot Act and Canadian AML Legislation Notice. Each Lender that is subject to the requirements of the Patriot Act and/or the Canadian AML Legislation hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and/or the Canadian AML Legislation, as applicable, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act and/or the Canadian AML Legislation, as applicable. In addition, each Agent and each Lender shall have the right to periodically conduct due diligence (including, without limitation, in respect of information and documentation as may reasonably be requested by such Agent or such Lender from time to time for purposes of compliance by such Agent or such Lender with applicable Laws (including, without limitation, the Patriot Act, the Canadian AML Legislation and other “know your customer” and Anti-Money Laundering Laws), and any policy or procedure implemented by such Agent or such Lender to comply therewith) on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by the Agents shall constitute Credit Party Expenses hereunder and be for the account of the Borrowers. If the Administrative Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of the Canadian AML Legislation, then the Administrative Agent:
(a)shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian AML Legislation; and

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(b)shall provide to each Lender, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of any Canadian Loan Party or any authorized signatories of a Canadian Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Loan Party or any such authorized signatory in doing so.
10.18Time of the Essence. Time is of the essence of the Loan Documents.
10.19Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure. Each Loan Party consents to the publication by the Administrative Agent, any Lender or their respective representatives of advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of the Administrative Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.
10.20Additional Waivers.
(a)The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.
(b)The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible Payment in Full of the Obligations in accordance with Section 1.02(d)), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible Payment in Full of the Obligations in accordance with Section 1.02(d)).
(c)To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible Payment in Full of the Obligations in

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accordance with Section 1.02(d). After the occurrence and during the continuance of an Event of Default, the Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in accordance with Section 1.02(d). Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.
(d)Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full of the Obligations in accordance with Section 1.02(d). In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.
10.21No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.22Foreign Assets Control Regulations.Neither of the advance of the Term Loan nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), (b) the Patriot Act, and (c) the Canadian AML Legislation). Furthermore, none of the Borrowers or their Affiliates (a) is or will

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become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
10.23Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.
10.24Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.25Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.25, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.25 constitute, and this Section 10.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
10.26Intercreditor Agreement.
(a)    EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b)    EACH LENDER AUTHORIZES AND INSTRUCTS THE AGENTS TO ENTER INTO THE INTERCREDITOR AGREEMENT (AND ANY OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT TO THE EXTENT CONTEMPLATED BY THE TERMS HEREOF) ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY THE AGENTS IN ACCORDANCE

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WITH THE TERMS OF THE INTERCREDITOR AGREEMENT (OR SUCH OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT). THE PARTIES HERETO ACKNOWLEDGE THAT THE INTERCREDITOR AGREEMENT OR SUCH OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT IS BINDING UPON THEM. EACH LENDER HEREBY AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OR ANY OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT ENTERED INTO PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCE.
(c)    THE PROVISIONS OF THIS SECTION 10.26 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER ANY AGENT NOR ANY OF ANY AGENT’S AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
10.27Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to any Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Agent or any Lender in such currency, such Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
10.28Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime,

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Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE CHILDREN’S PLACE, INC., as Lead Borrower and as a U.S. Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	Chief Financial Officer

THE CHILDREN’S PLACE SERVICES COMPANY, LLC, as a U.S. Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP BRANDS, LLC, as a U.S. Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[SLR – TCP – Credit Agreement Signature Page]

THE CHILDREN'S PLACE INTERNATIONAL, LLC, as a U.S. Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

THE CHILDREN'S PLACE (CANADA), LP, by its general partner, TCP INVESTMENT CANADA II CORP., as a Canadian Borrower
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

thechildrensplace.com, inc., as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[SLR – TCP – Credit Agreement Signature Page]

THE CHILDREN'S PLACE CANADA HOLDINGS, INC., as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP IH II, LLC, as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP REAL ESTATE HOLDINGS, LLC, as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[SLR – TCP – Credit Agreement Signature Page]

TCP INTERNATIONAL PRODUCT HOLDINGS, LLC, as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

AMASKIT, LLC, as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[SLR – TCP – Credit Agreement Signature Page]

TCP INVESTMENT CANADA I CORP., as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

TCP INVESTMENT CANADA II CORP., as a Guarantor
By:	/S/ John Szczepanski
Name:	John Szczepanski
Title:	President and Treasurer

[SLR – TCP – Credit Agreement Signature Page]

CRYSTAL FINANCIAL LLC D/B/A SLR CREDIT SOLUTIONS, as Administrative Agent and Collateral Agent
By:	/S/ John Murphy
Name:	John Murphy
Title:	Director

[SLR – TCP – Credit Agreement Signature Page]

SLR INVESTMENT CORP., as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]

CRYSTAL FINANCIAL SPV LLC, as a Lender
By:	/S/ John Murphy
Name:	John Murphy
Title:	Director

[SLR – TCP – Credit Agreement Signature Page]

CRPTF-SLR CREDIT SPV LLC, as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]

SLR 1818 SPV LLC, as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]

SLR PRIVATE CREDIT FUND II L.P., as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]

CRPTF-SLR CREDIT PARTNERSHIP L.P., as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]

SLR PRIVATE CORPORATE LENDING FUND II SPV (ABL) LLC, as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]

SLR 1818 L.P., as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]

SLR PRIVATE CORPORATE LENDING FUND II L.P., as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]

SLR PRIVATE CREDIT BDC II SPV LLC, as a Lender
By:	/S/ Phil Guerin
Name:	Phil Guerin
Title:	Chief Marketing Officer

[SLR – TCP – Credit Agreement Signature Page]